UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700
March 9, 2011
Dear Shareholder:
     You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 19, 2011, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.
     The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2010 and the first quarter of 2011, as well as our plans for the future. Your attention is directed to the proxy statement and notice of meeting accompanying this letter for a more complete statement regarding the matters proposed to be acted upon at the meeting.
     A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is included with this proxy statement.
     Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please mark, date, and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.
Sincerely,
M. Terry Turner
President and Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROXY STATEMENT FOR 2011 ANNUAL MEETING
IMPORTANT MEETING AND VOTING INFORMATION
CORPORATE GOVERNANCE
PROPOSAL #1: ELECTION OF DIRECTORS
PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
PROPOSAL #4—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
EXECUTIVE MANAGEMENT INFORMATION
EXECUTIVE COMPENSATION
2010 SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2010
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
GENERAL INFORMATION

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2011
     The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 19, 2011, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:
(1)	To elect four persons to serve as Class II directors for a three-year term and until their successors are elected and duly qualified;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(4)	To vote, if as of April 19, 2011, we are no longer a participant in the United States Treasury Department’s Capital Purchase Program, on a non-binding, advisory basis, on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and

(5)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.
     The Board of Directors has set the close of business on February 25, 2011, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.
     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure that the greatest number of shareholders are present whether in person or by proxy.
     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised. Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.
By Order of the Board of Directors,
Hugh M. Queener, Corporate Secretary
Nashville, Tennessee
March 9, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to be Held on April 19, 2011
     Pursuant to rules promulgated by the Securities and Exchange Commission, we have provided access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2010 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.
     This proxy statement, the Company’s 2010 Annual Report and a proxy card are also available at http://www.cfpproxy.com/5013.
     The Annual Meeting of Shareholders will be held on April 19, 2011 at 11:00 a.m. CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201. In order to obtain directions to the Annual Meeting of Shareholders please contact the Company at (615) 744-3700.
     The Proposals to be voted upon at the Annual Meeting of Shareholders, all of which are more completely set forth in this proxy statement, are as follows:
(1)	To elect four persons to serve as Class II directors for a three-year term and until their successors are elected and duly qualified;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(4)	To vote, if as of April 19, 2011, we are no longer a participant in the United States Treasury Department’s Capital Purchase Program, on a non-binding, advisory basis, on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and

(5)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.
     Our Board of Directors recommends that you vote FOR the approval of Proposal #1, Proposal #2 and Proposal #3 and to vote FOR the annual frequency option for Proposal #4.
     For information on how to vote in person at the Annual Meeting of Shareholders, please see the section entitled “Important Meeting and Voting Information” below.

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700
* * * * * * * * *
PROXY STATEMENT FOR 2011 ANNUAL MEETING
* * * * * * * * *
     The Board of Directors (the “Board”) of Pinnacle Financial Partners, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2011 Annual Meeting of Shareholders (the “Meeting”) to be held at 11:00 a.m. CDT on Tuesday, April 19, 2011 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting. The enclosed proxy is solicited by the Board of Directors of the Company.
     The purposes of the Meeting are (i) to elect four Class II directors, (ii) to ratify the appointment of the Company’s independent registered public accounting firm, (iii) to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement as required either pursuant to the requirements of Section 111(e)(1) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) or, if the Company as of the date of the Meeting is no longer a participant in the United States Treasury Department’s Capital Purchase Program, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (iv) to vote, if the Company as of the date of the Meeting is no longer a participant in the United States Treasury Department’s Capital Purchase Program, on a non-binding, advisory basis, on the frequency that shareholders will have a non-binding, advisory vote on the compensation of the Company’s named executive officers and (v) to transact such other business as may properly be brought before the Meeting or any adjournment thereof.
     The close of business on February 25, 2011 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on or about March 9, 2011.
     As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), authorized, of which 34,003,903 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), authorized, of which 95,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting. Pursuant to the Company’s Amended and Restated Charter, none of the issued and outstanding shares of the Series A Preferred Stock entitle a holder thereof to a vote upon any of the matters to be presented at the Meeting.
     As of the date of this proxy statement, the Company is a participant in the Capital Purchase Program (the “CPP”) under the Trouble Asset Relief Program established by the United States Department of the Treasury (the “Treasury”). As a participant under the CPP, the Company is required to present the Company’s shareholders with an annual non-binding, advisory vote on the compensation of the named executive officers (commonly referred to as a “say-on-pay” vote) pursuant to Section 111(e)(1) of EESA. The “say on pay” vote required by the CPP is similar to the “say on pay” vote required by the Dodd-Frank Act except that under the CPP this vote must occur annually, while under the Dodd-Frank Act, the Company may hold the vote every year, every other year or every three years. In deciding how frequently to hold the “say on pay” vote

Pinnacle Financial Partners, Inc.	Page 1

required under the Dodd-Frank Act, the Company is required to seek the views of its shareholders as to the frequency with which the vote shall be held at least once every six years.
     In the event that the Company exits the CPP between the date of this proxy statement and the date of the Meeting, the Company would become subject to the “say on pay” and “say on frequency” requirements of the Dodd-Frank Act and no longer subject to the CPP requirements. Accordingly, in addition to voting on a “say on pay” proposal as required by both EESA and the Dodd-Frank Act, the Company is also asking its shareholders to vote, on a non-binding, advisory basis, on the frequency with which the Company will hold its “say on pay” vote required under the Dodd-Frank Act after the Company exits the CPP. If the Company does not exit the CPP prior to the Meeting, all votes with respect to Proposal #4 “Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation” will be disregarded and that proposal will again be submitted to the Company’s shareholders at the next annual meeting of shareholders immediately following the Company’s exit from the CPP.
IMPORTANT MEETING AND VOTING INFORMATION
Proxy Voting Procedures
     If you properly sign, return and do not revoke your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:
•	FOR the election of the director nominees;

•	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	FOR the non-binding, advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

•	FOR having a non-binding, advisory vote on the compensation of the Company’s named executive officers once every year; and

•	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.
     If any nominee for election to the Board named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board.
     You may also vote in person by attending the meeting to be held at 11:00 a.m. CDT on Tuesday, April 19, 2011 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.
Internet Availability of Proxy Materials
     This proxy statement, proxy card and accompanying proxy materials are also available at http://www.cfpproxy.com/5013.

Pinnacle Financial Partners, Inc.	Page 2

Revocability of Proxies
     You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Meeting and voting in person.
Shareholder Approval Requirements
     A quorum will be present at the meeting if at least 17,001,952 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company’s Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote “for” or “against” or “abstain” from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.
     Broker Proxies. Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. As a result of recent changes in the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors, resulting in a broker non-vote. In addition, without instructions, your broker will not be able to vote your shares with respect to the proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement as required pursuant to either the requirements of Section 111(e)(1) of the EESA or the Dodd-Frank Act. In addition, without your instructions, your broker will not be able to vote your shares with respect to Proposal #4 “Advisory Vote on the Frequency of An Advisory Vote on Executive Compensation.” Therefore, it is very important that you instruct your broker how you wish your shares to be voted on both of these matters.
     Vote Required to Elect Directors. Under Tennessee law, directors are elected by a plurality of the total number of votes cast, which means the nominees who receive the largest number of properly cast votes will be elected as directors. A vote to “withhold authority” for the election of one or more director nominees will be counted for quorum purposes, but because the vote required to elect directors is a plurality vote, a vote to “withhold authority” will not affect the outcome of the election under Tennessee law. However, as explained more fully below, a vote to “withhold authority” will be counted for purposes of determining whether a director nominee received the affirmative vote of holders of a majority of the shares voted as required by the Company’s Corporate Governance Guidelines. So long as a quorum is present, a “broker non-vote” will have no effect on the approval of the nominees to the Company’s Board except as set forth in the following paragraph.
     The Company’s Board has adopted Corporate Governance Guidelines, as described in more detail below, which provide that, should an incumbent director receive more “Withhold Authority” votes than “For” votes, that director shall tender his or her resignation to the Chairman of the Board following the shareholder vote. Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). The Board shall also consider the relevant facts and circumstances as to whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and

Pinnacle Financial Partners, Inc.	Page 3

Exchange Commission. Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.
     Vote Required to Approve on a Non-Binding, Advisory Basis the Compensation of the Company’s Named Executive Officers as Described in this Proxy Statement, and Ratification of the Appointment of KPMG LLP. The approval of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the requirements of Section 111(e)(1) of the EESA or the Dodd-Frank Act and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year and any matter other than that enumerated above that properly comes before the Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked “ABSTAIN” with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions and “broker non-votes” on the approval of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the requirements of Section 111(e)(1) of the EESA or ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and any other proposal that properly comes before the Meeting will have no effect on whether the proposals are approved so long as a quorum is present.
     Vote Required to Approve, on a Non-Binding, Advisory Basis, the Frequency of the Advisory Vote on the Compensation of the Company’s Named Executive Officers. As discussed above, in the event the Company exits the CPP prior to the date of the Meeting, the Company will be required, pursuant to the Dodd-Frank Act, to have a shareholder vote on the frequency that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers. Shareholders of the Company have a choice of having such an advisory vote on the compensation of the Company’s named executive officers once every year, once every two years or once every three years. In addition, shareholders are entitled to mark “ABSTAIN.” The alternative (once every year, once every two years or once every three years) receiving the most votes will be the frequency the shareholders approve. As described above, in the event that the Company does not exit the CPP prior to the date of the Meeting, shareholder votes on this matter will be disregarded.
Proxy Solicitation
     Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.
Shareholder Proposals for Next Year’s Meeting
     In order for shareholder proposals for the 2012 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2012 Proxy Statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and must be received no later than the close of business on November 10, 2011. After this date, a shareholder who intends to raise a proposal to be acted upon at the 2012 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2012 Proxy Statement, must inform the Company in writing no later than January 24, 2012. If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2012 Annual Meeting of Shareholders. Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included

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in the Proxy Statement), the persons named as proxies in the Company’s proxy for the 2012 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any such proposal.
CORPORATE GOVERNANCE
     The Company has developed sound corporate governance principles which it believes are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace.
Corporate Governance Guidelines
     The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the Company’s Corporate Governance Guidelines on the “Corporate Governance” section of the Company’s website at www.pnfp.com.
Director Independence
     The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an “independent director” within the meaning of NASDAQ Listing Rule 5605(a)(2):

Harold Gordon Bone;	Gregory L. Burns;
Colleen Conway-Welch;	James C. Cope;
William H. Huddleston, IV;	Ed C. Loughry, Jr.; and
Hal N. Pennington;	Dale W. Polley.
Dr. Wayne J. Riley;
     Under NASDAQ Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence. Messrs. Turner and McCabe are executive officers of the Company, and Mr. Scott served as an employee of the Company within the past three years. Mr. Loughry was employed as Vice Chairman on March 15, 2006 upon the Company’s acquisition of Cavalry Bancorp, Inc. (“Cavalry”) and served as an executive officer of the Company approximately 21 1/2 months until his retirement on December 31, 2007. In its determination that he was independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Loughry’s retirement, his retirement benefits, the nature of his prior position, and the relatively brief length of his employment with the Company. Dr. Conway-Welch and Mr. Polley were among the organizers of the Company and in connection with their guarantees of a line of credit for organizational expenses received ten year warrants to purchase common stock. In its determination, the Board and the Nominating and Corporate Governance Committee considered that all such warrants have been exercised or have expired, and neither Ms. Conway-Welch nor Mr. Polley have ever participated in the day-to-day operations of the Company.
     Ms. Atkinson serves as Chairman of Atkinson Public Relations (“Atkinson PR”) which provides public relations services to the Company as described below under “Certain Relationships and Related Transactions.” The amounts received by Atkinson PR exceed those permitted under NASDAQ Listing Rule 5605(a)(2) for Ms. Atkinson to be considered independent.
     When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board considered amounts paid by the Company to the law firm of which Mr. Cope is a partner. During 2010, 2009 and 2008, the Company paid $2,600, $7,000 and $18,000, respectively, to Mr. Cope’s firm for legal

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services, which amounts were considered immaterial to the firm and the Company. When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee and the Board considered the amounts paid by the Company to the engineering firm of which Mr. Huddleston is the President. During 2010, 2009 and 2008, the Company paid to Mr. Huddleston’s firm $0, $4,600 and $200, respectively, for engineering services, which amounts were considered immaterial to the firm and to the Company.
     In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle National Bank (the “Bank” or “Pinnacle National”), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve more than the normal risk of collectability or present other unfavorable features to the Bank.
     In 2010, the independent directors held two meetings at which only independent directors were present. The independent directors have determined that the chairman of the Company’s Nominating and Corporate Governance Committee, Hal N. Pennington, will serve as lead independent director and preside as chairman at such meetings.
Director Qualifications
     The Company’s Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company’s Board. The Company’s Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those identified by the Company’s shareholders. The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board. Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy. The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of education levels, professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Bank.
     The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Committee’s judgment:
•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and

•	possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
     In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

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•	is of the highest ethical character and shares the core values of the Company as reflected in the Company’s Corporate Governance Guidelines and the Company’s Code of Conduct;

•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	is highly accomplished in the candidate’s field;

•	has expertise and experience that would complement the expertise and experience of other members of the Board;

•	has the ability to exercise sound business judgment; and

•	is “independent” as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal #1: Election of Directors — Nominees for Election to the Board” on page 11 of this proxy statement.
Service Limitations for other Public Company Boards of Directors
     The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve. Generally, non-employee directors may serve on the Company’s Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards. Employee directors are limited to the Company’s Board plus two other public company boards.
Stock Ownership Guidelines
     All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Nominating and Corporate Governance Committee. Generally, the guidelines require that directors own shares with a value of approximately three times the average annual compensation paid a board member, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any. All of the Company’s directors are in compliance with the minimum guidelines.
Process for Identifying Candidates
     The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company’s Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

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     The Nominating and Corporate Governance Committee also considers nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s Bylaws. The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidates” sections of this proxy statement. Under the Company’s Bylaws, any shareholder may nominate a person for election to the Company’s Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 20, 2011. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.
Evaluation of Candidates
     The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above. The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.
     If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company’s corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, and whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time. The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company’s Board. On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.
Board Leadership Structure
     In accordance with the Company’s Bylaws, the Board has elected the Company’s Chief Executive Officer and its Chairman, and each of these positions may be held by the same person or may be held by two persons. Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate. Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company’s formation. M. Terry Turner currently serves as a director and as the Company’s President and Chief Executive Officer and has also held these positions since the Company’s formation. Additionally, pursuant to the Company’s Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over

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periodic meetings of all independent directors. Currently, Hal N. Pennington serves as the Lead Director of the Company. The Lead Director’s responsibilities include, among other things, supporting the Chairman of the Board in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board.
     The Company’s Board is currently comprised of 14 directors, of which nine directors are considered independent under the NASDAQ Listing Rules and the rules of the Securities and Exchange Commission. The Board currently has six committees, which are the Executive Committee, the Director’s Loan Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee, all of which are discussed in more detail below.
     The Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors within the meaning of that term in the NASDAQ Listing Rules.
     The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight. The Company’s Chairman is highly involved in the day to day operations of the Company. His responsibilities include but are not limited to:
•	Direct responsibility for the strategic direction of the various fee business of the firm, including wealth management, investment services, trust and insurance services.

•	Lead business development officer for commercial clients and affluent consumers.

•	Chairman of the firm’s asset liability management committee.
     Likewise, the Company’s President and Chief Executive Officer is also charged with the day to day operations of the Company. His responsibilities include but are not limited to:
•	Direct responsibility for the overall strategic direction of the firm.

•	Provides leadership to the firm’s various communication channels both internal and external, including media and investor relations.

•	Chairman of the firm’s Leadership Team and Senior Management Committee.
     Although the main leadership of the Company is instilled in people actively employed by the Company, their actions are still subject to the oversight of the Board and its committees. Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director. Additionally, the Executive Committee, over two-thirds of which is composed of independent directors, meets monthly throughout the year. Finally, over two-thirds of the Board is independent and given the independence of the Audit, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.
Risk Oversight
     The Board is responsible for providing oversight of the Company’s risk management processes. The Executive Committee is primarily responsible for overseeing the risk management function of the Company on behalf of the Board. In carrying out its responsibilities, the Executive Committee works closely with the Company’s Senior Risk Officer and other members of the Company’s senior risk management team. The Executive Committee meets at least quarterly with the Senior Risk Officer and other members of management

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and receives a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Executive Committee also receives updates relating to risk oversight matters between these quarterly meetings from the Senior Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management. The Executive Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the risk staff make a presentation on enterprise-wide risk management to the full Board.
     In addition to the Executive Committee, the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company’s internal audit program. For a discussion of the Human Resources and Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see “Executive Compensation — Human Resources and Compensation Committee Report” on page 44 of this proxy statement.
Code of Conduct
     The Company has a code of conduct that applies to the Company’s associates and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct. Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.
     Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company’s chief executive officer and senior financial officers are bound by the Company’s code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics.
     A copy of the Company’s code of conduct can be obtained from the “Corporate Governance” section of the Company’s website at www.pnfp.com. The Company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.
Communications with Members of the Board
     The Company’s Board has established procedures for the Company’s shareholders to communicate with members of the Board. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 800, Nashville, Tennessee 37201.

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Board Member Attendance at Annual Meeting
     The Company encourages each member of the Board to attend the Annual Meeting of Shareholders. All of the Company’s directors who served on the Board at that time attended the 2010 Annual Meeting of Shareholders except Dr. Riley.
PROPOSAL #1: ELECTION OF DIRECTORS
     The Company’s Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors, and shall be divided into three classes. Effective January 6, 2011, Clay T. Jackson, a Class I director, resigned from the Board and as a result the number of directors of the Company has been reduced to fourteen (14) members. Additionally, David Major notified that Company on January 6, 2011, that he did not intend to stand for election at the Meeting and, as a result, the number of directors of the Company will be further reduced to thirteen (13) effective as of immediately following the Meeting. Tennessee law and the Company’s Bylaws require that each class of directors be as nearly equal in number as possible. As a result of Mr. Jackson’s resignation and Mr. Major’s decision to not seek re-election, the Company anticipates that immediately following the Meeting, there will be four (4) Class I directors, four (4) Class II directors and five (5) Class III directors.
     The terms for four (4) of the Company’s incumbent Class II directors expire at the Meeting. These directors are James C. Cope, William H. Huddleston, IV, Robert A McCabe, Jr., and Dr. Wayne J. Riley. The nomination of directors Cope, Huddleston, McCabe and Riley for their re-election to another three-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Nominating and Corporate Governance Committee has determined that Messrs. Cope, Huddleston and Riley qualify as independent under the NASDAQ Listing Rules requiring that a majority of the Board meet required independence criteria. There are five (5) directors whose terms expire at the 2012 annual meeting and four (4) other directors whose terms expire at the 2013 annual meeting. In each case, directors are elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is elected for a three-year term.
     Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.
     All of the Company’s directors also currently serve as directors of the Bank.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.
Nominees for Election to the Board
     The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for Securities and Exchange Commission reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

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Class II Directors:

James C. Cope (61)	Director since March 15, 2006
Term to expire 2011
Mr. Cope is a member in the law firm of Cope, Hudson, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976. Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974. Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America. He is a member of the American Bar Association and the Tennessee Bar Association. He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993). He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club. He also served on the board and was an initial class member of Leadership Rutherford. In addition, he also served on the board of the YMCA of Rutherford County.

Prior to our acquisition of Cavalry Bancorp, Inc. (“Cavalry”) on March 15, 2006, Mr. Cope served as a director of Cavalry’s subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry, which was a registered public bank holding company headquartered in Murfreesboro, Tennessee, from 1998.

Mr. Cope’s over thirty years of legal practice in the Rutherford County, Tennessee area, during which he has represented a broad array of corporate and municipal clients, contribute to the breadth and depth of experience on the Board through the inclusion of a member with an understanding of a broad range of legal and regulatory matters.

William H. Huddleston, IV (47)	Director since March 15, 2006
Term to expire 2011
Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the Middle Tennessee Medical Center board of directors, the City of Murfreesboro Construction Board of Adjustments and Appeals, the Webb School Board of Trustees, and the Rutherford County Chamber of Commerce Government Council. He is also a member of the Middle Tennessee State University Foundation Board of Trustees. He was formerly a member of the First United Methodist Church Finance and Special Gifts Committees.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry and its wholly-owned bank subsidiary Cavalry Banking since 1999.

Mr. Huddleston’s engineering background and extensive experience in the construction and land development industries in the Murfreesboro, Tennessee area provides the Board with an informed perspective of an industry in which the Company is an active lender. His civic involvement in the Murfreesboro community also offers the Board insight into the business climate impacting many of the Company’s customers in that market.

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Robert A. McCabe, Jr. (60)	Director since February 28, 2000
Term to expire 2011
Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American’s east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American’s Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director of Nashville Electric Service, a municipal electric distribution company and National Health Investors of Murfreesboro, Tennessee, a registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the immediate past Chairman of the Board of Trustees of The Ensworth School and is immediate past chairman of Cheekwood Botanical Gardens and Museum of Art. He is also the past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.

Mr. McCabe’s extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company’s business provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

Dr. Wayne J. Riley (51)	Director since December 18, 2007
Term to expire 2011
Since January 2007, Dr. Riley has served as the 10th President and chief executive officer of Meharry Medical College in Nashville, Tennessee. Prior to his appointment at Meharry, he was vice president and vice dean for health affairs and governmental relations and associate professor of medicine at Baylor College of Medicine and an adjunct professor of management at Rice University’s Jesse H. Jones Graduate School of Business, Houston, Texas.

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Dr. Riley holds a bachelor’s degree from Yale University, a Master of Public Health (M.P.H.) degree in health systems management from Tulane University School of Public Health & Tropical Medicine and a Doctor of Medicine (M.D.) degree from Morehouse School of Medicine in Atlanta and holds an MBA from Rice University’s Jesse H. Jones Graduate School of Business. Among his numerous professional achievements, he is a member of the Board of Regents of the American College of Physicians (ACP) — the 129,000 member national organization of internists — physicians who specialize in the prevention, detection and treatment of illnesses in adults. ACP is the largest medical-specialty organization and second-largest physician group in the United States. He has also been designated as a Master of the ACP, is a member of the prestigious Society of Medical Administrators composed of the nation’s fifty leading physician executives and holds the academic rank of full Professor of Medicine at both Meharry and Vanderbilt University Schools of Medicine.

Dr. Riley’s extensive civic and community involvement includes serving as a director of the Nashville Chamber of Commerce, the Nashville Symphony Association, the United Way of Metropolitan Nashville, Middle Tennessee Council Boy Scouts of America, American Cancer Society, Center for Non Profit Management, Cheekwood Museum and Botanical Gardens and Tennessee Independent Colleges and Universities. He is also a member of the Federal Reserve Bank of Atlanta’s Labor, Education and Health Advisory Council and a director of Vertex Pharmaceuticals, a Cambridge, Massachusetts based registered public company, where he serves on the Nominating and Corporate Governance and Management Development and Compensation Committees.

Dr. Riley’s medical background and the numerous leadership roles he has held in his field, including most recently serving as the president and chief executive officer of Meharry Medical College, as well as his extensive experience in healthcare public policy matters, add a unique perspective to the Board that was derived outside of the banking industry.
     The following directors serve as Class III and Class I directors and, accordingly, their terms will expire at the 2012 and 2013 Annual Meeting of Shareholders, respectively, and when their successors are duly elected and qualified.
Continuing Directors Until 2012 Meeting
Class III Directors:

Colleen Conway-Welch (66)	Director since February 28, 2000
Term to expire 2012
Dr. Conway-Welch is the dean and holds responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she has held since 1984. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan’s 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid’s Advisory Committee for Medicare Coverage, is an elected member of the Institute of Medicine of the National Academy of Science, and in 2007, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.

Dr. Conway-Welch currently serves as a director and chairperson of the Compliance Committee of RehabCare Group, Inc., a registered public provider of rehabilitation services headquartered in St. Louis, Missouri, and formerly was a member of the board of directors and Compensation Committee of Caremark Rx, Inc., a registered public pharmacy benefits management company headquartered in

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Nashville, Tennessee prior to its 2007 acquisition by CVS Corporation. She currently serves on the board of directors and the audit committee of Ardent Health Systems, Inc., a hospital and managed care company headquartered in Nashville, Tennessee. Dr. Conway-Welch was a founder of the Company and an organizer of the Bank.
In her community role, she has served on and chaired the board of directors for the Nashville Symphony, chaired the “Report Card” Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary. She also chaired the Middle Tennessee United Way annual campaign in 1999. Additionally, Dr. Conway-Welch is a member of the board of directors of the Tennessee Performing Arts Center.

Dr. Conway-Welch brings to the Board the management experience and unique perspective gained from having served as the dean of the Vanderbilt University School of Nursing for over twenty-five years. Her substantial knowledge of healthcare public policy matters, as well as her local and international reputation contributes to the overall leadership composition of the Board, and her prior and current service on the boards of directors of two other registered public companies gives her a deep understanding of the role of boards of directors.

Ed C. Loughry, Jr. (68)	Director since March 15, 2006
Term to expire 2012
Mr. Loughry served as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry. Mr. Loughry joined Cavalry Banking in 1968 and served as President and chief executive officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank in March 2006. He also served as president and chief executive officer of Cavalry from its inception in 1998 until its merger with the Company in March 2006.

Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, the United Way, the Heart Fund, the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Atlanta (Nashville branch), the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He also received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and Cavalry from 1998 to 2006. He was the chairman of Cavalry’s Board from 1999 to 2006.

Mr. Loughry’s extensive banking experience, including having served as the President and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically. His institutional knowledge of all operational aspects of Cavalry’s business prior to its merger with the Company and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board.

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Hal N. Pennington (73)	Director since February 22, 2006
Term to expire 2012
Mr. Pennington was formerly the chairman of Genesco, Inc. (“Genesco”) until his retirement in April 2010. Genesco, a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada. Genesco is a registered public company whose stock trades on the NYSE. Mr. Pennington became a member of Genesco’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of Genesco in 2000, was named chief executive officer in April 2002, a position he held until August 1, 2008.

Mr. Pennington received his Bachelor of Science degree in industrial management from Auburn University.

Actively involved in the community, he currently serves on the Nashville Symphony Association board of directors, and Cheekwood Board of Trustees. In addition, he has served in a variety of leadership roles with nonprofit organizations, including Leadership Nashville and the Boy Scouts of America, among others.

Mr. Pennington is an experienced business leader, having served as the chief executive officer of Genesco, a registered public company. His experience as the chairman and chief executive officer of a registered public company offers the Board management experience, leadership capabilities, financial knowledge and business acumen, as well as the skills necessary to serve as the Company’s Lead Director.

Dale W. Polley (61)	Director since February 28, 2000
Term to expire 2012
Mr. Polley was one of the founders of the Company and an organizer of the Bank. Mr. Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American Corporation, which included serving as its president from 1997 to 1999. Before joining First American in 1991, Mr. Polley was group executive vice president and treasurer for C&S/Sovran Corporation, and held various executive positions within Sovran before its merger with C&S. Mr. Polley joined Sovran from Commerce Union Bank of Nashville where he was its executive vice president and chief financial officer.

Mr. Polley serves on the board of directors of O’Charley’s Inc., a registered public restaurant company, and HealthStream, Inc., a registered public health services company, both of which are headquartered in Nashville, Tennessee.

Mr. Polley also serves on the boards of the Nashville Sports Council, the Music City Bowl, St. Thomas Health Services Foundation (currently Treasurer) and Vanderbilt-Ingram Cancer Center. Additionally, he has formerly served on the boards of directors of the Federal Reserve Bank of Atlanta (Nashville branch), Nashville Area Chamber of Commerce, T.J. Martel Foundation, the American Cancer Society, the American Heart Association, the Pencil Foundation, YMCA, and the United Way, where he served as chairman of the board and chairman of the community’s 1995 fundraising campaign. Mr. Polley has also served as president of the Nashville Club for the University of Kentucky Alumni Association. In 2006, Mr. Polley served as the chairman of the steering committee for the Nashville Sports Council’s hosting of the 2006 SEC Men’s Basketball

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Tournament, a position he also held in 2001. Mr. Polley is a member of Leadership Nashville, the Financial Executives Institute and the Tennessee Society of Certified Public Accountants.

Drawing from his financial and accounting background, Mr. Polley serves on the Company’s audit committee and is the Company’s audit committee financial expert. Mr. Polley also has extensive experience within the financial services industry, having served as vice chairman and president of First American National Bank and as chief financial officer of Commerce Union Bank of Nashville. This combined with his leadership and management experience in other capacities, his service on boards of directors of other registered public companies, and his reputation in the Nashville business community make him a valued contributor to the Board.

M. Terry Turner (55)	Director since February 28, 2000
Term to expire 2012
Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is president and chief executive officer of the Company and the Bank, positions he has held since the Company’s and Bank’s organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor’s degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions, including senior vice president of that bank’s commercial division. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner’s banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.

During Mr. Turner’s tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), member of the executive committee of the Nashville Credit Bureau and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner continues to serve on the board of Belmont University and the Nashville Sports Council, and is an active member and CEO in the World President’s Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner’s extensive banking experience and his experience managing the day to day operations of the Company’s business provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

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Continuing Directors Until 2013 Meeting
Class I Directors:

Sue G. Atkinson (70)	Director since February 28, 2000
Term to expire 2013
Ms. Atkinson has been chairman of Atkinson PR of Nashville, Tennessee since 1986. Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, Nashville, Tennessee, where she received a bachelor’s degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she joined Holder Kennedy Public Relations of Nashville, and was president of that firm until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson worked with First American Corporation from 1991 until 2000 (the year the Company was founded), and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991. Ms. Atkinson currently serves on the board of directors of the PENCIL Foundation, the Centennial Medical Center, the Music City Bowl, YWCA of Middle Tennessee, and Nashville Opera Association. She also serves on the Tennessee Higher Education Commission for the 5th Congressional District. Ms. Atkinson was one of the founders of the Company and an organizer of the Bank.

Ms. Atkinson has extensive experience in public relations matters, is an experienced businesswoman having owned her own public relations firm for over twenty years and is actively involved in a number of community activities in the Company’s market area. Her extensive involvement in the Nashville community offers the Board insight into many of the Company’s key constituencies and her professional expertise aids the Board in assessing the advertising and public relations efforts of the Company.

Harold Gordon Bone (69)	Director since November 30, 2007
Term to expire 2013
Mr. Bone is a graduate of Cumberland University and the University of Tennessee. He also graduated from the University of Virginia’s consumer banking school. Since 1977, Mr. Bone has been a partner and licensed general contractor of B&B Enterprise and is also involved in numerous other business ventures. Mr. Bone served as a director of First Bank and Trust in Mt. Juliet, Tennessee until its 2000 merger with a large regional bank holding company. Since 1984, Mr. Bone has served on the board of Middle Tennessee Electric Membership Association (“MTEMA”) where he currently serves as chairman. MTEMA is the largest electric cooperative in Tennessee and the sixth largest in the United States. Mr. Bone is also a vice-president of Community Progress Committee, Inc., a not for profit entity which owns and operates extended care facilities in Wilson County, Tennessee and other locations and focuses on healthcare and education issues. A lifetime member of the First Presbyterian Church in Lebanon, Tennessee, Mr. Bone has served as elder, deacon and trustee. Mr. Bone also serves on the Board of the Lebanon, Tennessee Breakfast Rotary Club, and as a Director of the Crohn’s and Colitis Foundation of America — Tennessee Chapter.

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Bone served as director of Mid-America’s subsidiary, Bank of the South, from 2001 and as a director of Mid-America from 2006.

Mr. Bone’s wide variety of business experience, ranging from construction and real estate development to healthcare and education and most recently public utilities, allows him to bring to the Board a broad understanding of a number of industries in which many of the Company’s clients operate. His active involvement in a number of community activities in the Company’s Wilson

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County market, and his service on the Mid-America board of directors prior to the Company’s merger with Mid-America, allow him to contribute valuable insight to the Board on key developments in the Wilson County market.

Gregory L. Burns (55)	Director since June 17, 2001
Term to expire 2013
Mr. Burns is founder, President and chief executive officer of Urgent Care Management, LLC, a developer and operator of NeighborMD Urgent Care centers. The company was started in 2010. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., a registered public restaurant company, headquartered in Nashville, Tennessee. Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse. Mr. Burns recently served as chairman of the board of directors for Nashville Sports Council, is currently chairman of the Nashville Alliance for Public Education and is a board member for Vanderbilt Ingram Cancer Center, and the University of Kentucky Business School Board of Advisors. His other civic activities have included serving as chair and board member of the American Cancer Society, as a board member of the Nashville Ballet, the Music City Bowl, and the Nashville Symphony, as well as serving as a member of the Mayor of Nashville’s Tourism Working Group as a part of his involvement with the Chamber of Commerce. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O’Charleys Inc., a registered public restaurant company. He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications.

Gary L. Scott (64)	Director since November 30, 2007
Term to expire 2013
Prior to our acquisition of Mid-America on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the Board of Mid-America’s subsidiary, PrimeTrust Bank, from 2001 and as chief executive officer and chairman of the Board of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company’s operations in Dickson and Cheatham counties.

Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA’s Community Bankers Council. He is a past President of the Cheatham County Chamber of Commerce and is currently a director and treasurer of Leadership Middle Tennessee and serves on the executive committee of Cumberland Region Tomorrow, a regional planning organization. He has served on the boards of numerous civic organizations. He recently received the Leader of Business Excellence award from the Tennessee Bankers Association.

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Mr. Scott’s extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically. His institutional knowledge of all operational aspects of Mid-America’s business prior to its merger with the Company is also valuable to the Board.
Meetings and Committees of the Board
     During the fiscal year ended December 31, 2010, the Company’s Board held fourteen meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to renominate them to their Board seat. All incumbent directors attended at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2010.
     In accordance with the Company’s Corporate Governance Guidelines or the Bylaws, the Company’s Board has established the committees described below. The members of each committee are the same for the Company and the Bank and are as identified below.
EXECUTIVE COMMITTEE. The members of the Executive Committee are M. Terry Turner, Robert A. McCabe, Jr., James C. Cope, Dale W. Polley, Hal N. Pennington, Colleen Conway-Welch and Ed C. Loughry, Jr. Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters. The Executive Committee receives a quarterly report from the Company’s Enterprise-Wide Risk Management Committee. This report, which is prepared by the Company’s Senior Risk Officer, addresses all major risk areas of the Company, including but not limited to Credit, Interest Rate, Liquidity, Strategic, etc. The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy. Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank. The Executive Committee held eleven meetings in 2010.
AUDIT COMMITTEE. The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Dale W. Polley, William H. Huddleston, IV, Gregory L. Burns, and Dr. Wayne J. Riley. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available on the “Corporate Governance” section of the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.” Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Exchange Act, including Rule 10A-3 promulgated under the Exchange Act. All members of the Audit Committee are independent within the NASDAQ Listing Rules including, Rule 10A-3 promulgated under the Exchange Act. The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item

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407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. The Company’s Board has determined that Dale W. Polley is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission. The primary functions of the Audit Committee consist of:
•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

•	Approving the selection of internal and external independent auditors annually;

•	Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•	Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the Securities and Exchange Commission.
Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held six meetings in 2010.
COMMUNITY AFFAIRS COMMITTEE. The members of the Community Affairs Committee are Sue G. Atkinson, Colleen Conway-Welch, William H. Huddleston, IV, Robert A. McCabe, Jr., and Gary L. Scott. The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank’s community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act. Additionally, this committee oversees the Bank’s corporate contribution program. The Community Affairs Committee held four meetings in 2010.
DIRECTOR’S LOAN COMMITTEE. The members of the Director’s Loan Committee are Gregory L. Burns, Robert A. McCabe, Jr., M. Terry Turner, and Gary L. Scott. The Director’s Loan Committee assists the Board in monitoring the credit activities of the Company, particularly with regard to troubled assets. The Director’s Loan Committee is also charged with approving the renewal of troubled loans. The Director’s Loan Committee held sixteen meetings in 2010.
HUMAN RESOURCES AND COMPENSATION COMMITTEE. The members of the Human Resources and Compensation Committee are Gregory L. Burns, James C. Cope, Hal Pennington, and Harold Gordon Bone. The Human Resources and Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available on the “Corporate Governance” section of the Company’s website at www.pnfp.com.

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The Human Resources and Compensation Committee’s charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be “independent.” Members of the Human Resources and Compensation Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules. All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.
The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans. Additionally, this committee evaluates and establishes the compensation of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the Summary Compensation Table below (the “Named Executive Officers”). The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company’s Leadership Team and establishes the compensation for the directors. The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation. Additionally and with respect to the Named Executive Officers, the Human Resources and Compensation Committee engaged Mercer (US) Inc. (“Mercer”) in 2010 to provide additional assistance in these matters, including peer group analysis, compensation structure and other assistance. The Human Resources and Compensation Committee also approves the Company’s annual compensation discussion and analysis included in this proxy statement. The Human Resources and Compensation Committee held eight meetings in 2010.
Additionally, because the Company is participating in the Capital Purchase Program established by the Treasury under the EESA, the Human Resources and Compensation Committee has additional responsibilities under the EESA as amended by the America Recovery and Reinvestment Act of 2009 (the “ARRA”). Those additional responsibilities include the following:
•	discussing, evaluating and reviewing, at least every six months, with the Company’s senior risk officer, the Company’s senior executive officer compensation plans and employee compensation plans and the risks these plans pose to the Company;

•	identifying and limiting the features in the Company’s senior executive officer compensation plans that could lead the Company’s senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company;

•	identifying and limiting any features in the Company’s employee compensation plans that pose risks to the Company to ensure that the Company is not unnecessarily exposed to risks, including any features in these senior executive officer compensation plans or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation;

•	discussing, evaluating and reviewing, at least every six months, the terms of each Company employee compensation plan and identifying and eliminating the features

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in these plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

•	providing annually a narrative description of how the committee limited the risk encouraging features in the senior executive officer compensation plans and employee compensation plans; and

•	certifying annually that the committee has completed its review of the senior executive officer compensation plans and employee compensation plans required under the EESA.
Compensation decisions for the Company’s Named Executive Officers are made by the Human Resources and Compensation Committee. From 2006 to mid-2010, the Human Resources and Compensation Committee retained Mercer to provide information, analyses, and advice regarding executive and director compensation. The Mercer consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the Human Resources and Compensation Committee; provisions in the Human Resources and Compensation Committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the Human Resources and Compensation Committee on Mercer’s financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other Mercer line of business. Mercer also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.
In October 2010, the Human Resources and Compensation Committee replaced Mercer and selected McLagan as the Company’s consultant for executive and director compensation matters. McLagan, whose engagement with the Company functions in substantially the same fashion as Mercer, advised the Human Resources and Compensation Committee on executive compensation matters for the 2011 fiscal year.
The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer. Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2010, the Human Resources and Compensation Committee met in executive session. The Human Resources and Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors,

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consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews the total fees paid to outside compensation consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE: The members of the Nominating and Corporate Governance Committee are Hal N. Pennington, Harold Gordon Bone, James C. Cope, Ed C. Loughry, Jr., and Dr. Wayne J. Riley. The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available on the “Corporate Governance” section of the Company’s website at www.pnfp.com.
The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent.” Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules. All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.
The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board. As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company’s shareholders. The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement. The Nominating and Corporate Governance Committee held four meetings in 2010.
Director Compensation
     For 2010, non-employee directors received a $10,000 annual cash retainer which was paid in quarterly installments and $1,500 for each Board and committee meeting attended. In addition, each committee chairperson received a quarterly fee as follows: Audit Committee — $2,500 per quarter; Community Affairs Committee — $1,250 per quarter; Directors Loan Committee — $1,250 per quarter; Nominating and Corporate Governance Committee — $1,500 per quarter; and Human Resources and Compensation Committee — $1,875 per quarter. Additionally, on February 27, 2010 each non-employee director was granted as a retainer a restricted stock award of 1,323 shares of Company Common Stock with a value of approximately $20,000 as of the date of the award. The restrictions on these shares lapsed on the one year anniversary date of the award (or, in the case of Mr. Jackson on his resignation date) as all directors to whom awards were granted attended at least 75% of their assigned board and committee meetings between March 1, 2010 and the vesting date.
     For 2011, the Board adopted the same compensation schedule for all non-employee directors as was adopted for 2010. The restricted stock award of Company Common Stock for 2011 was based on the February 28, 2011 closing price of $15.95. As a result each non-employee director has the opportunity to earn 1,253 shares of Company Common Stock should the restrictions lapse on these awards. The restrictions on these shares will lapse on February 28, 2011 if the director attends at least 75% of their assigned board and committee meetings between March 1, 2011 and February 28, 2012. If the director attends at least 50% of the assigned meetings but less than 75%, the restrictions will lapse on 626 shares with the remaining share awards

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cancelled. If the director attends less than 50% of the assigned meetings, no restrictions will lapse and all share awards will be forfeited.
     In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Messrs. Loughry and Cope also received payments totaling $80,052 and $30,000, respectively, in 2010 pursuant to the terms of nonqualified, noncontributory supplemental retirement agreements between the director and Cavalry (the “Cavalry SRAs”) that were assumed by the Company in connection with its acquisition of Cavalry. Pursuant to the Cavalry SRAs, Mr. Cope and Mr. Loughry are entitled to receive equal installment payments over a period of 15 years following retirement or having achieved retirement age equal to the value of the accumulated gains on single premium life insurance policies on the life of each director that are owned by the Company and for which the Company is the beneficiary. Each of Mr. Cope and Mr. Loughry is also entitled to receive any annual gains that accrue to the Company on these policies after his retirement.
     In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Messrs. Major and Scott also received payments of $130,000 each in 2010 pursuant to the terms of business protection agreements that each director had entered into with Mid-America prior to its merger with the Company. Under the terms of these agreements, which were assumed by the Company in connection with its merger with Mid-America, each of Messrs. Major and Scott has agreed that he will not actively participate or engage directly or indirectly in a competing business in the Nashville-Davidson-Murfreesboro-Franklin metropolitan statistical area (the “Nashville MSA”) and the counties contiguous to the Nashville MSA until the earlier of (1) his voluntary retirement after reaching age 65; (2) a transaction in which the Company is acquired; (3) August 31, 2011; or (4) the date that the Company terminates the agreement. In exchange for this agreement not to compete, Messrs. Major and Scott are each entitled to receive monthly payments equal to $10,000 until the occurrence of one of these termination events.
     Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

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     The following table sets forth the compensation of the Company’s directors for services rendered during 2010:

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(k)
					Change in
					Pension Value
		Stock	Option		and
	Fees	Awards -	Awards -		Nonqualified
	Earned or	Grant Date	Grant Date	Non-Equity	Deferred
	Paid in	Fair Value	Fair Value	Incentive Plan	Compensation	All Other
Name	Cash (1)	(2) (3)	(4)	Compensation	Earnings	Compensation		Total
Sue G. Atkinson	$42,625	$20,000	—	—	—	—		$62,625
Harold Gordon Bone	$48,250	$20,000	—	—	—	—		$68,250
Gregory L. Burns	$62,875	$20,000	—	—	—	—		$82,875
Colleen Conway-Welch	$43,375	$20,000	—	—	—	—		$63,375
James C. Cope	$79,000	$20,000	—	—	—	$30,000	(5)	$129,000
William H. Huddleston, IV	$44,875	$20,000	—	—	—	—		$64,875
Clay T. Jackson (7)	$56,250	$20,000	—	—	—	—		$76,250
Ed C. Loughry, Jr. (5)	$64,125	$20,000	—	—	—	$80,052	(5)	$164,177
David Major (7)	$69,000	$20,000	—	—	—	$130,000	(6)	$219,000
Robert A. McCabe, Jr.	—	—	—	—	—	—		—
Hal N. Pennington	$54,750	$20,000	—	—	—	—		$74,750
Dale W. Polley	$63,125	$20,000	—	—	—	—		$83,125
Wayne J. Riley	$42,625	$20,000	—	—	—	—		$62,625
Gary L. Scott	$65,500	$20,000	—	—	—	$130,000	(6)	$215,500
Reese L. Smith, III (7)	$9,625	—	—	—	—	—		$9,625
M. Terry Turner	—	—	—	—	—	—		—

(1)	Messrs. McCabe and Turner were employees of the Company and, thus, did not receive any compensation for serving as a director in 2010.

(2)	All non-employee directors were awarded a restricted share award in 2010 of 1,323 shares of Company Common Stock. The restrictions on these shares lapsed based on meeting minimum meeting attendance requirements for each director. At December 31, 2010, the Company’s directors denoted in the table below held the following restricted shares of the Company’s Common Stock. Each of the following directors met the attendance requirements and all restrictions lapsed on these shares on February 28, 2011, or in the case of Mr. Jackson, January 6, 2011.

Number of Restricted
Name	Shares
Sue G. Atkinson	1,323
Harold Gordon Bone	1,323
Gregory L. Burns	1,323
Colleen Conway-Welch	1,323
James C. Cope	1,323
William H. Huddleston, IV	1,323
Clay T. Jackson	1,323
Ed C. Loughry, Jr.	1,323
David Major	1,323
Hal N. Pennington	1,323
Dale W. Polley	1,323
Wayne J. Riley	1,323
Gary L. Scott	1,323

(3)	The amounts in the column captioned “Stock Awards” reflects the grant date fair value for the award calculated in accordance with ASC Topic 718. For a description of the assumptions used by the Company in valuing these awards please see “Note 15. Stock Options, Stock Appreciation Rights, and Restricted Shares” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission on February 23, 2011.

(4)	At December 31, 2010, Mr. Loughry, who retired as an employee of the Company in 2007, and Mr. Bone were the Company’s only non-employee directors that held options to purchase any shares of the Company’s Common Stock. On January 18, 2008, the Human Resources and Compensation Committee approved an amendment to option grants made to Mr. Loughry on March 15, 2006 and January 19, 2007. These amendments extend the time within which Mr. Loughry must

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exercise his options following his December 31, 2007 retirement as an employee and allow for the continued vesting of these options until such time as he ceases to serve as a director of the Company.

(5)	Mr. Cope and Mr. Loughry were former board members of Cavalry. Cavalry provided a nonqualified, noncontributory supplemental retirement plan for its directors. In 2006, the Company acquired Cavalry and assumed this liability. The amounts above reflect the payments to Mr. Cope and Mr. Loughry related to this matter in 2010.

(6)	In connection with the Company’s acquisition of Mid-America Bancshares, Messrs. Major and Scott received a monthly payment in 2010 in accordance with business protection agreements between the Company and Messrs. Major and Scott. Both agreements expire during 2011.

(7)	Mr. Jackson resigned from the Board effective January 6, 2011. On January 6, 2011, Mr. Major announced his intention to not seek reelection to the Board at the Meeting. The Company filed a Form 8-K with the Securities and Exchange Commission on January 7, 2011 announcing Messrs. Jackson’s and Major’s announcement. Mr. Smith resigned from the Board effective February 13, 2010. The Company filed a Form 8-K with the Securities and Exchange Commission on February 18, 2010 announcing Mr. Smith’s resignation.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES
* * * * *
PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The firm of KPMG LLP has served as the Company’s auditors since 2002. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid KPMG LLP for the 2010 and 2009 fiscal years, see “Independent Registered Public Accounting Firm” below.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
* * * * *
PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS
     The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders. The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.
     The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue.
     The Company also believes that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance.

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This “Say-on-Pay” proposal gives you as a shareholder the opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:
     “RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers.
     This proposal is provided as required pursuant to Section 111(e)(1) of the EESA based on the Company’s participation in the CPP. In the event that the Company exits the CPP and is no longer subject to Section 111(e)(1) of EESA between the date this proxy statement is mailed and the date of the Meeting, this proposal is provided as required pursuant to the Dodd-Frank Act.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.
PROPOSAL #4—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION
     The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of the named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission. By voting with respect to this Proposal #4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.
     Our Board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Accordingly, the Board believes that an annual vote is consistent with the Company’s efforts to engage in an ongoing dialogue with the Company’s shareholders on executive compensation and corporate governance matters.
     The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.
     This vote is advisory and not binding on the Company or our Board in any way. The Board and the Human Resources and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.
     Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

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     “RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”
     The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.
     As discussed above, in the event that the Company does not exit the CPP prior to the date of the Meeting, the provisions of the Dodd-Frank Act requiring this advisory vote are not applicable to the Company as EESA mandates that the Company submit the non-binding, advisory vote on the named executive officer compensation to the Company’s shareholders annually. Therefore, in the event that the Company does not exit the CPP prior to the date of the Meeting, this proposal will not be considered at the Meeting.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.
* * * * *
EXECUTIVE MANAGEMENT INFORMATION
     The following table shows the name, age, term of service and position of each Named Executive Officer of the Company as of March 9, 2011:

		Officer	Officer
Name	Age	Since	Position with Company and Bank
M. Terry Turner	55	2000	President and Chief Executive
Robert A. McCabe, Jr.	60	2000	Chairman of the Board
Hugh M. Queener	55	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	52	2000	Chief Financial Officer
J. Harvey White	61	2009	Chief Credit Officer
     Terry Turner has served as President and Chief Executive Officer of the Company and the Bank since their organization. Mr. Turner was employed by First American National Bank serving in various capacities from 1979 to 1999. Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation.
     Robert A. McCabe, Jr. has served as the Chairman of the Company and the Bank since their organization. Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.
     Hugh Queener has served as the Executive Vice President and Chief Administration Officer of the Company and the Bank since their organization. Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 serving as an Executive Vice President in the consumer banking group in Nashville. Prior to the merger with AmSouth, Mr. Queener was employed by First American National Bank from 1987 to 1999 serving most recently as executive vice president in charge of retail lending from 1987 to 1999. Prior to his employment at First American, Mr. Queener was employed with The Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

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     Harold Carpenter has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since their organization. Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 as a senior vice president in the finance group in Nashville, Tennessee. Prior to the merger with AmSouth, Mr. Carpenter was employed by First American Corporation as senior vice president from 1994 to 1999 ultimately serving as the financial manager for the Tennessee, Mississippi and Louisiana areas. Mr. Carpenter is a certified public accountant, a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.
     Harvey White joined the Company on June 15, 2009, and succeeded Charlie McMahan as the Company’s chief credit officer on September 1, 2009. Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981. Mr. White was employed in a variety of roles and served as senior credit officer for East Tennessee from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions’ North Carolina and Virginia operations, a position he held from 2006 to April, 2009.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The duties and responsibilities of the Human Resources and Compensation Committee (the “Committee”) include, among other things, overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; reviewing the Company’s executive compensation plans and the risks these plans pose to the Company; and establishing compensation for the Company’s executive officers. For most of 2010 and through February 28, 2011, the Committee was composed of four independent directors — Messrs. Burns, Cope and Bone and Ms. Conway-Welch. Mr. Pennington replaced Ms. Conway-Welch on the Committee on March 1, 2011.
     The following individuals are the Company’s executive officers:

M. Terry Turner	President and Chief Executive Officer
Robert A. McCabe, Jr.	Chairman
Hugh M. Queener	Chief Administrative Officer
Harold R. Carpenter	Chief Financial Officer
J. Harvey White	Chief Credit Officer
     These individuals are sometimes referred to as the Company’s “Named Executive Officers” or “executive officers.” These individuals’ compensation for 2010 is included in the Summary Compensation Table beginning on page 47. The Named Executive Officers and other members of the Company’s senior management comprise the Company’s Leadership Team.
     2010 Performance Results in Lower Compensation for Executive Officers — The Company’s compensation philosophy and practices have consistently been based on the simple premise that the Company’s Named Executive Officer’s compensation is higher in those years when the Company’s performance warrants, and conversely, lower in those years when the Company’s performance is not in line with the Committee’s high expectations. The 2010 fiscal year continued to be a challenging environment for financial institutions of all sizes, and the Company’s results of operations during the first six months of 2010 were negatively impacted by the difficult economic environment and the resulting elevated level of nonperforming assets that the Company reported. This challenging environment was reflected in the $33.2 million net loss available to common shareholders that the Company reported during the first half of 2010. In the third quarter of 2010, though, the economic environment showed signs of improvement and the Company

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reported net income available to common shareholders of $549,000. The Company continued to build on this momentum in the fourth quarter of 2010, when it posted net income available to common shareholders of $2.2 million. Although the Company’s performance in the second half of 2010 showed signs of improvement, the full year results of operations and asset quality levels lagged behind budgeted expectations for 2010. Accordingly, and consistent with the overall plan for executive compensation for the Company, the performance-based compensation for the Named Executive Officers tied to 2010 performance (primarily restricted share awards that were granted in 2010, 2009 or 2008) was not earned, and, correspondingly, the Named Executive Officers’ compensation for 2010 continued to be negatively impacted resulting in less compensation in comparison to either targeted or peer compensation. Because of the bonus restrictions and other provisions of the executive compensation rules applicable to participants in the U.S. Treasury Capital Purchase Program described below, the Named Executive Officers did not participate in the Company’s 2010 cash incentive plan; however, because of the Company’s performance, none of the Company’s employees received cash incentive payments under the Company’s 2010 cash incentive plan.
     Compensation Philosophy — The attraction and retention of experienced and high-achieving senior executives that can enhance the Company’s performance and shareholder returns is an essential element of the Company’s long term strategy. This strategy has resulted in the Company’s growth from a start up institution to now the second largest banking organization headquartered in Tennessee. This growth was accomplished despite intensifying competition from larger, more established banking franchises in the Company’s markets. The Committee believes that consistent with the Company’s need to continue to retain executives who can drive high performance by the organization, it should provide compensation levels above the peer median if the Company’s performance is above that of peer financial institutions. Thus, the Company’s compensation system has historically been designed to reward executive officers for superior performance. Conversely, due to a significant amount of performance-based compensation that is incorporated into each Named Executive Officer’s compensation, overall compensation levels have historically been reduced if high performance financial and strategic objectives are not met.
     The Committee makes all compensation decisions for the Company’s Named Executive Officers, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executive officers, of the Company. The Committee receives recommendations concerning these decisions from the Chief Executive Officer for all associates other than the Chief Executive Officer.
     Decisions regarding the non-equity compensation (i.e., base salary and annual cash incentive target awards) of members of the Leadership Team who are not the Named Executive Officers are made by the Chief Executive Officer in consultation with each Leadership Team member’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated. These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately presented to the Committee for review. As is the case with the Named Executive Officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.
     Compensation Requirements due to Participation in the Capital Purchase Program — On December 12, 2008, the Company issued 95,000 shares of Series A preferred stock to the U.S. Treasury under the capital purchase program (the “CPP”) of the U.S. Treasury’s Troubled Assets Relief Program (the “TARP”). Under regulations in effect at the time of the issuance of the Series A preferred stock, the Company was:
(i)	required to ensure that its incentive plans did not encourage excessive or unnecessary risk;

(ii)	required to impose clawbacks on incentive compensation to, among other associates, the Named Executive Officers on the basis of inaccurate financial statements or any other materially inaccurate financial measures;

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(iii)	prohibited from making certain golden parachute payments upon termination of employment; and

(iv)	significantly limited in its ability to deduct employee compensation above $500,000 per individual per year through utilization of performance-based compensation.
     The above regulations were in effect during the time period when the Committee was making decisions concerning the 2009 compensation objectives of the Company’s Named Executive Officers.
     On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act (the “ARRA”), which amended the EESA, which authorized the TARP. The ARRA imposed significant retroactive additional limitations on the executive compensation of companies which were participants in the CPP for the period of time that the preferred stock issued under the CPP was outstanding (the “TARP Period”). These included, in the case of the Company:
(i)	prohibiting the payment or accrual of any bonus payment (including cash bonus or equity-based compensation awards) during the TARP Period to the five most highly compensated employees, subject to limited exceptions;

(ii)	extending the clawback of incentive compensation required by the original regulations to the twenty most highly compensated employees of the Company (in addition to the Company’s Named Executive Officers); and

(iii)	broadening the golden parachute prohibition from the original regulations to include any payments made upon a change of control or departure for any reason, and to include the next five most highly compensated employees after the Named Executive Officers within the prohibition.
     Although the law was signed into effect on February 17, 2009, much of the new statute’s application was dependent upon regulations issued by the U.S. Treasury in the form of an interim final rule on June 15, 2009 (the “June 2009 IFR”). The June 2009 IFR was in effect when the Committee was making decisions concerning the 2010 compensation objectives of the Named Executive Officers.
     Traditional Components of Executive Compensation — Prior to the Company’s participation in the CPP, the Committee sought to accomplish its executive compensation objectives by utilizing the following three primary elements of executive compensation:
•	Base Salary

•	Annual Cash Incentive; and

•	Long-term Equity Compensation.
     Except to the extent limited by the June 2009 IFR because of the Company’s participation in the CPP, the Committee has continued to utilize these elements in its compensation objectives of Leadership Team members, including the Named Executive Officers. Because of the requirements of the June 2009 IFR, these components were significantly modified for the Named Executive Officers’ 2010 compensation.
Base Salary — Base salary is designed to provide appropriate levels of fixed compensation to the executive. Salaries for the Company’s Named Executive Officers are reviewed annually and are based on:
•	Job scope and responsibilities;

•	Competitive salaries for similar positions at peer institutions; and

•	Other factors, including Company performance compared to peers.
     Annual Cash Incentive Plan — In general, all salaried or hourly pay associates of the Company are eligible for participation in the Company’s annual cash incentive plan which is administered by the Committee and provides targeted cash incentive plan payments to the participants at various levels. Prior to the applicability of the June 2009 IFR, the targeted cash award for the Company’s executive officers ranged

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from 70% to 100% of the executive officer’s base salary. For the other Leadership Team members, the targeted annual cash award has ranged from 30% to 50% of the Leadership Team member’s base salary. For other non-commissioned associates, target awards ranged from 10% to 20% of the associate’s base salary. Awards are based on achievement of performance goals established by the Committee, with all participants typically receiving the same percentage of their targeted cash award based on the Company’s actual results when compared to the performance goals. The Company believes that a single plan for Leadership Team members (including the Named Executive Officers, when they are eligible to participate) and all other salaried and hourly pay associates has promoted a strong sense of teamwork within the firm. Furthermore, the annual cash incentive plan has utilized a combination of performance goals which the Committee believes creates sufficient balance in the plan such that excessive risk is not encouraged for the benefit of current period results.
     The 2010 Annual Cash Incentive Plan was approved by the Committee in the first quarter of 2010 and was structured such that the Committee could increase payouts if the Company’s actual performance for the calendar year exceeded pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets. The Committee also has the discretion to waive the performance targets if they are not met, and in 2009 the Committee waived the soundness threshold when the Company failed to achieve the threshold for the 2008 fiscal year. Additionally, all participants must have satisfactorily met their individual goals and objectives in their annual performance reviews to receive payouts under the 2010 Annual Cash Incentive Plan. The Chief Executive Officer also has discretionary authority to increase or decrease any participant’s award, other than an award for an executive officer, by specified percentages.
     The performance targets for the 2010 Annual Cash Incentive Plan adopted by the Committee in January 2010 consisted of a soundness threshold — nonperforming loans and other real estate as a percentage of the sum of the Company’s total loans and other real estate — which had to be achieved in order for any awards to be payable, and thereafter earnings per share amounts which if achieved would result in payment of varying percentages (ranging from 0% to 100%) of an individual’s targeted cash incentives. Under the soundness threshold, in order for any incentive payments to be made, nonperforming loans and other real estate at December 31, 2010, could not exceed 3.59% of the sum of the Company’s total loans and other real estate at that date. The minimum earnings per share amount for payment of 100% of target incentives was an amount greater than $0.44 per fully diluted share with lower earnings per share targets tied to payments of 75%, 50% or 25% of individual target incentives.
     As stated previously, as a result of the Company’s participation in the CPP, the Named Executive Officers were not eligible for participation in the 2010 Annual Cash Incentive Plan. Concerning the incentive awards for all other participants, on January 15, 2011, the Committee determined that the Company did not meet its soundness threshold or its earnings per share targets for the 2010 Annual Cash Incentive Plan. Accordingly, no associate of the Company earned a cash incentive award for 2010 performance.
     Long-term Equity Compensation Incentive Plans — Under the terms of the Company’s 2004 Equity Incentive Plan, as amended, (the “Plan”) and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, the Company’s associates are eligible to receive equity-based incentive awards including stock options, stock appreciation awards, restricted shares of the Company’s common stock, restricted stock units, performance shares or units and performance-based cash incentive compensation. As described above following issuance of the June 2009 IFR, the Company’s five most highly compensated associates may not receive equity-based awards other than limited amounts of restricted stock with specific vesting requirements and transferability limitations.
     The Committee believes that equity-based, long-term compensation programs link the interests of senior management, both individually and as a team, to the long-term interests of the Company’s stockholders and

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reward the Company’s participating associates for performance that results in a longer term increase in shareholder value. The Committee has traditionally made annual grants of stock options and/or shares of restricted stock, including shares which vest over time and shares which vest upon satisfaction of certain performance conditions established in connection with the long-term Board-approved strategic framework as well as the annual budget process. Pertaining to future equity awards, the Committee will likely use restricted share awards as the primary component of equity compensation because restricted share awards require fewer shares to achieve the required compensation objectives in comparison to other forms of equity compensation, including stock options.
     Two measurements that are considered meaningful by some shareholders pertaining to equity incentive plans are the “overhang ratio” and “equity award burn rate” calculation. The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant to an equity-based plan to total outstanding common stock plus the impact of the issued equity-based awards.
     A company’s burn rate is computed by dividing the number of stock option grants plus an additional component for the impact of restricted share awards during any particular period by the number of outstanding shares of common stock at the end of the period. Thus a higher burn rate would be indicative of an increased number of equity awards being granted to employees and/or directors. The result is usually compared to industry data, particularly data furnished by various shareholder services groups. For restricted share awards, companies typically multiply the number of restricted share awards by a factor greater than one so that the restricted share awards can be aggregated with any stock option grants so that the end result is increased for the implied increased value of the restricted share award. For restricted share awards, the Company multiplies the number of restricted share awards by 2.5 when aggregating with stock option grants.
      The following is an analysis of the Company’s overhang ratio and equity award burn rate calculations as of and for each of the years ended December 31, 2008 thru 2010.

	December 31,	December 31,	December 31,
	2008	2009	2010
Overhang ratio	10.50%	8.67%	6.93%
Equity award burn rate	2.69%	1.77%	2.33%
     Review of Committee’s 2010 Executive Compensation Process
     The Committee’s process for determining the compensation of M. Terry Turner, the Company’s CEO, and the Company’s four other Named Executive Officers for 2010 involved several steps and included such items as the establishment of an appropriate basis for benchmarking; benchmarking Pinnacle Financial’s performance relative to peers on key measures including those that are highly correlated to share price performance; making qualitative and quantitative judgments regarding the “market equity” of the executive officers versus benchmark ranges; profiling targeted compensation and developing a change plan to implement the results of the process, if necessary. From 2005 to 2010 executive and director compensation matters, the Committee engaged Mercer, a national consulting firm, to assist in the process and review of executive officer compensation. Mercer was independent from management during all times that it served as a consultant to the Committee.
     In order to establish the Named Executive Officers’ compensation in 2010, the Company used a peer group established by Mercer as the basis for determining executive compensation. The Committee believes that Mercer produced relevant and reliable information in order to assess the competitive landscape for bank executives with comparable job scope. The 2010 Mercer study was presented to the Committee in November 2009. In December 2009, Mercer presented additional information to the Committee regarding executive

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compensation and the impact of the June 2009 IFR on the compensation objectives for the Named Executive Officers.
     For 2010 executive compensation, the Committee determined, based on discussions with Mercer, that compensation for a select peer group of banking organizations with assets of $2.1 billion to $11.0 billion was an appropriate benchmark for the Company. The peer group was comprised of the following 20 organizations:

Boston Private Financial Holdings	Boston, MA	Sterling Bancshares	Houston, TX
Prosperity Bancshares, Inc.	Houston, TX	Green Bankshares, Inc.	Greeneville, TN
First Midwest Bancorp, Inc.	Itasca, IL	Bank of the Ozarks, Inc.	Little Rock, AR
Amcore Financial, Inc.	Rockford, IL	Taylor Capital Group	Rosemont, IL
PrivateBancorp, Inc.	Chicago, IL	Cobiz Financial Inc.	Denver, CO
First State Bancorporation	Albuquerque, NM	1st Source Corp.	South Bend, IN
CVB Financial Corp.	Ontario, CA	Seacoast Banking Corporation	Stuart, FL
Texas Capital Bancshares	Dallas, TX	Southwest Bancorp, Inc.	Stillwater, OK
Western Alliance Bancorp	Las Vegas, NV	Virginia Commerce Bancorp, Inc.	Arlington, VA
Midwest Banc Holdings, Inc.	Melrose Park, IL	Umpqua Holdings Corp.	Portland, OR
     Mercer provided the Committee with comparisons of the Company’s results to publicly available information regarding the peer group’s results for year-to-date 2009 and the three years prior to 2009, for the following measurements:

Fully diluted EPS growth;	Net income growth;
Return on average equity;	Return on average assets;
Revenue per share growth;	Asset growth;
Net charge-off ratios;	Nonperforming asset ratios; and
Total shareholder return;	Market value to book value ratio.
Book value per share growth;
     Mercer noted that the Company’s performance for the above measures on an unweighted basis resulted in the Company performing at the 47th percentile for the one-year performance period and the 63th percentile over the three-year performance period thru the date of the November 2009 study. In its November 2009 study, Mercer also noted that the Company’s 2009 total executive direct compensation pursuant to the restrictions imposed by TARP approximated the 50th percentile of the peer group.
     In developing its peer comparisons, Mercer compared the Company’s Named Executive Officers’ compensation to those of comparable associates in firms within the peer group. Mercer also utilized data covering a broader group of financial services companies from its own surveys as well as Watson Wyatt’s Survey Report on Top Management Compensation. The following details how the Company’s positions were matched to those of the peer group and the compensation survey data:

Named Executive		Proxy	Market
Officer	Position	Data Match	Survey Match

M. Terry Turner	President and CEO	CEO	President and CEO
Robert McCabe, Jr.	Chairman	2nd highest paid executive	Non CEO Chairman
Hugh M. Queener	Chief Admin. Officer	3rd highest paid executive	Chief Admin. Officer (*)
Harold R. Carpenter	Chief Financial Officer	CFO	CFO
J. Harvey White	Chief Credit Officer	5th highest paid executive	Blend of top lending and credit executive (*)

(*)	A 10% premium was included in the compensation of the CAO and Chief Credit Officer based on the job responsibilities of Mr. Queener and Mr. White.

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     Mercer provided several recommendations and observations to the Committee including:
-	Target levels of executive compensation are highly competitive to market data, and that historical compensation levels have been generally aligned with peers.

-	2010 executive compensation will continue to be impacted by TARP participation.

-	The financial services industry should anticipate more scrutiny of executive pay practices going forward and be prepared to respond to regulatory developments.

-	The Company should review its executive compensation program in light of emerging trends and ensure it provides a balanced approach to executive rewards.
     In addition to the Mercer study, the Committee considered other relevant matters such as the Company’s 2009 performance, executive officer efforts to retain key associates given competitor advances to hire Company producers, the degree of difficulty in attaining the annual and long-range performance targets, affordability, recent economic conditions, a review of the Company’s incentive plans by the Company’s Senior Risk Officer, requirements of the June 2009 IFR on executive compensation of CPP participants, information on the five, ten and twenty-five highest compensated employees of the Company and other matters the Committee deemed important.
     Mr. White became a senior credit officer of the Company on June 15, 2009 at which time his starting salary was determined based on his experience in the industry and compensation paid to other senior credit officers both within our Company and to our competitors. The Company also entered into a loan and bonus agreement with Mr. White in connection with his hiring, pursuant to which the Company awarded Mr. White a $50,000 bonus, which bonus Mr. White will be required to repay in one-third increments if his employment with the Company terminates prior to the third anniversary of his start date (June 15, 2012) with the Company. In September of 2009, Mr. White assumed the role of Chief Credit Officer. Subsequently, in November of 2009, Mr. White was included in the various compensation studies conducted by Mercer with his compensation for 2010 ultimately determined by the Committee. The bonus restrictions of the June 2009 IFR apply to the five most highly paid employees for the preceding year. Of the Named Executive Officers, all but Mr. White were included in the five most highly compensated employees for 2009. The Committee, based upon the recommendation of the Chief Executive Officer determined that Mr. White’s bonus compensation (other than the initial hiring bonus terms) would be similarly limited as the other Named Executive Officers.
     Target Compensation for the Named Executive Officers for 2010 — The Committee in January 2010 established benchmarks for 2010 compensation for the Company’s Named Executive Officers. In establishing these benchmarks, the Committee reviewed Mercer’s and the Chief Executive Officer’s compensation recommendations for executive officer compensation for 2010 and determined to not increase the base salaries of the Chief Executive Officer or the Chairman of the Board, to increase the Chief Administrative Officer’s and Chief Financial Officer’s base salary by approximately 3% and to increase the Chief Credit Officer’s salary by 16%. Mercer noted in their December 2009 report that market data indicated that the existing salaries approximated the 75th percentile of market data in the aggregate and there was no need to increase the Named Executive Officers’ base salaries in 2010, except for Mr. White’s base salary which was below the market median. The CEO recommended and the Committee approved an increase to the base salaries of the Chief Administrative Officer, the Chief Financial Officer and the Chief Credit Officer by the amounts noted above. The increase in Mr. Carpenter’s and Mr. Queener’s base salaries was principally a cost of living adjustment. Mr. White’s increase was designed to bring his base salary in line with the median Chief Credit Officers’ salaries at the peer companies. There was no increase in the base salaries of Mr. Turner and Mr. McCabe. The Committee concluded, consistent with previous years that due to Mr. McCabe’s significant role and responsibilities, his compensation should remain at approximately 95% of Mr. Turner’s compensation. In addition to his role as Chairman of the board of directors, Mr. McCabe’s responsibilities include organizational responsibility for substantially all fee-based businesses of the Company, including

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investment, trust and insurance services, as well as serving as the Company’s lead business development manager in both Nashville and Knoxville for commercial lending and deposit gathering activities.
     Due to the restrictions of the June 2009 IFR and the Committee’s determination that the median compensation of all of the Named Executive Officers should be consistent, the executive officers were considered to be ineligible for a cash incentive payment under the annual cash incentive plan. Additionally, because of such considerations, the equity compensation component of the Named Executive Officer’s target compensation was limited to restricted shares with a market value at grant of 50% of their base salaries.
     As a result of the matters noted above, the Chief Executive Officer’s and the Chairman of the Board’s total target compensation in 2010 was approximately 45% less than the 2009 total target compensation, the Chief Administrative Officer’s total target compensation was approximately 42% less than 2009, the Chief Financial Officer’s total target compensation was 34% less than 2009 and the Chief Credit Officer’s total target compensation was 24% less than 2009. The following is a summary of the significant elements of the Named Executive Officers’ compensation for 2010 and 2009:

			Cash Incentive
			Target
			Award as a
			% of Base		Equity Compensation
Named Executive	Base salary		Salary (*)		(*)(#)		Total Target Compensation
Officer	2010	2009	2010	2009	2010	2009	2010	2009
M. Terry Turner	$691,000	$691,000	0%	100%	$346,000	$485,000	$1,037,000	$1,867,000
Robert McCabe, Jr.	656,000	656,000	0%	100%	328,000	463,000	984,000	1,774,000
Hugh M. Queener	332,000	323,000	0%	85%	166,000	258,000	498,000	855,000
Harold R. Carpenter	332,000	323,000	0%	70%	166,000	212,000	498,000	760,000
J. Harvey White	250,000	215,000	0%	70%	125,000	130,000	375,000	496,000

(*)	— 2010 cash incentive target awards and equity compensation were impacted by the Company’s participation in the T CPP whereby executive officers were ineligible for cash incentives and equity compensation was limited to restricted shares having a value equal to not more than 50% of base salary.

(#)	— Valuation for equity compensation is based on the number of restricted shares awards at the closing price on the date of grant.
     In establishing the components of the Named Executive Officer’s 2010 compensation, the Committee believed that a certain portion of the compensation should be “at risk” and based on the achievement of soundness and performance targets. The Committee determined that if soundness and performance targets were met, then compensation would be enhanced for meeting those goals and objectives. If soundness and performance targets were not met, compensation would be negatively impacted. The Committee also determined that outstanding results as compared to peer financial institutions should provide for significantly enhanced compensation. The Committee concluded that approximately 33% of the Named Executive Officer’s compensation for 2010 was considered at risk with approximately 67% in the form of base salary (consistent with TARP regulations). This mix of fixed versus “at-risk” compensation was considered appropriate by the Committee.
     As to equity compensation, on January 15, 2010, the Committee determined that 100% of the executive officer’s long-term equity compensation for 2010 should be in the form of restricted share awards. The Committee determined that 75% of these awards shall vest on January 15, 2012 provided the Company is profitable during the 2011 fiscal year. The shares are thereafter transferable only in percentage increments (25%, 50%, 75%, and 100%) equivalent to similar percentage repayment by the Company of the U.S. Treasury’s preferred stock investment under the CPP. The remaining 25% of the restricted share awards granted were granted with forfeiture restrictions which lapse over a three-year period provided the Company meets both performance and soundness criteria for each year. The vesting status of these awards is discussed more fully below.

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     As long as the Company is subject to the requirements of the June 2009 IFR, all of the restricted shares granted to the Named Executive Officers are subject to forfeiture if the recipient does not continue in employment until January 15, 2012 (except for death, disability or a change in control) and are thereafter transferable only in percentage increments (25%, 50%, 75%, and 100%) equivalent to similar percentage repayment by the Company of the U.S. Treasury’s preferred stock investment under the CPP.
     Certain of 2009 restricted share awards to the Named Executive Officers (other than Mr. McCabe) vest 10% per annum over the ten year period following the date of grant and also require that the Company be profitable in the fiscal year prior to the vesting date. Similar awards granted in 2008 did not require the Company to be profitable in the fiscal year prior to the vesting date. Mr. McCabe’s award vests in equal increments on each anniversary of the grant date until Mr. McCabe reaches age 65. Mr. McCabe’s award contains the same profitability component as the awards to the other Named Executive Officers. The following is a discussion of the status of these restricted share awards issued over the last three years:
•	2010 — In order to vest, these awards require the Company to be profitable in 2011. Accordingly, the restrictions associated with these awards have not lapsed pending results for the 2011 fiscal year.

•	2009 — In order to vest, these awards require the Company to be profitable during each year prior to the vesting date; consequently the 2009 and 2010 traunches related to these awards have been forfeited and 12,886 shares have been forfeited by the Named Executive Officers. The remaining portion of the award remains subject to annual vesting and profitability in future periods.

•	2008 — There were no profitability restrictions associated with these awards. Vesting criteria is generally over 10 years, except for Mr. McCabe which is over 7 years. Consequently, awards with vesting dates in 2009 and 2010 have vested and those shares have been released to the Named Executive Officers.
     The following is a discussion of the status of the 2010 soundness and performance targets for other restricted share awards issued over the last three years:
•	2010 Soundness/Performance Awards — The soundness threshold that the sum of nonperforming loans and other real estate at December 31, 2010 not exceed 3.59% of the sum of total loans and other real estate at that date was not achieved, nor was the 2010 threshold earnings target of $0.36 per fully diluted share. Accordingly, the restrictions associated with the 2010 traunche of the 2010 award have not lapsed. The awards provide that the restrictions on the shares may lapse if the Company achieves certain performance and soundness thresholds on a cumulative basis over the three year period ended December 31, 2012. Management of the Company has advised the Committee that in light of the Company’s loss in 2010 achievement of the cumulative criteria is unlikely, thus 6,463 shares for the 2010 traunche will likely be forfeited by the Named Executive Officers. In accordance with the January 15, 2010 approval for all soundness/performance awards granted on that date, the vesting criteria for the second and third years (2011 and 2012) of the performance period were set following the full Board’s approval of the 2010 strategic plan in November 2010.

•	2009 Soundness/Performance Awards — The soundness threshold of less than 90% criticized and classified assets in relation to Total risk-based capital was achieved as the Company’s ratio approximated 86% for fiscal year 2010, however the 2010 threshold earnings target of $0.88 per fully diluted share was not met. Accordingly, the restrictions associated with the 2010 traunche of the 2009 award have not lapsed. Additionally, the restrictions associated with the 2009 traunche of the 2009 award did not lapse. The awards provide that the restrictions on the shares

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may lapse if the Company achieves certain performance and soundness thresholds on a cumulative basis over the three year period ended December 31, 2011. Management of the Company has advised the Committee that in light of the Company’s losses in 2009 and 2010 achievement of the cumulative criteria is unlikely, thus 11,752 shares will likely be forfeited by the Named Executive Officers. In accordance with the 2009 approval for all soundness/performance awards granted on that date, the vesting criteria for the remaining third traunche of the 2009 award (2011) was set following the full Board’s approval of the 2009 strategic plan in July 2009.

•	2008 Soundness/Performance Awards — The soundness threshold of less than 25% criticized and classified assets in relation to Tier 1 capital was not achieved, nor was the 2010 threshold earnings target of $2.22 per fully diluted share, excluding merger related expenses. Accordingly, the restrictions associated with the 2010 traunche of the 2008 award have not lapsed. Additionally, the Company’s three-year cumulative threshold target for the three-year period ended December 31, 2010 was not met. The 2009 and 2008 traunches of the 2008 award did not meet their single year or cumulative profitability targets. Since none of the performance targets for the 2008 award have been met, the executive officers have forfeited these performance-based shares and, in accordance with the 2004 Plan provisions, 16,365 shares (for Messrs. Turner, McCabe, Queener and Carpenter — Mr. White was not employed by the Company in 2008) have been returned to the 2004 Plan and are available for future issuance to the Company’s associates and directors. Additionally, similar performance based awards were issued to the other members of the Company’s Leadership Team. Accordingly, since the Company did not achieve its performance targets for the 2008 issuance, shares related to restricted shares issued to the other members of the Company’s Leadership Team have also been returned to the 2004 Plan and are available for future issuance to the Company’s associates and directors.
     2011 Compensation Update
     The previous discussion primarily addressed our compensation philosophies, processes and results for the fiscal year ended December 31, 2010. The Committee’s decisions concerning executive compensation for fiscal 2011 were again significantly impacted by the executive compensation limitations of the Treasury regulations issued in the June 2009 IFR because of the Company’s continued participation in the CPP. The June 2009 IFR affects the relative proportion of different types of compensation that the Company pays. The Committee also believes that, at some point in the future, the Company will be able to redeem its TARP preferred shares and no longer be required to abide by the regulations of the June 2009 IFR.

Pinnacle Financial Partners, Inc.	Page 39

     The Committee has determined, in a general sense, the following guidelines for executive compensation both during the TARP Period as well as after the Company redeems its TARP preferred shares as follows:

Compensation Components (*)	During TARP Period	Post-TARP Period
Base Salary	• Cash only • May utilize salary stock such that base salary will range between 50th and 60th percentile of peer group	• Cash only • No salary stock component

Annual Cash Incentives	• Not allowed
•     Incentives targeted at a predetermined target percentage of base salary

•    Awards based on achievement of certain soundness and performance criteria, including levels of profitability for the current fiscal year

Long-term Equity Incentives
•     Restricted stock awards only

•     Limited to 50% of base salary component

•     Vesting criteria over preset time periods (> 2 years) with additional requirements based on profitability of Company as well as for certain awards, achievement of minimum performance and soundness thresholds

•     Generally, restricted stock awards, although stock options may be granted in rare circumstances but granting of stock options is unlikely

•    Utilized to achieve total compensation threshold of 75th percentile of peer group after considering base salary and cash incentives

•    Vesting criteria over preset time periods with additional requirements based on profitability of Company as well as for certain awards, achievement of minimum performance and soundness thresholds

(*)	The Committee determined that during the year the TARP preferred is redeemed, the compensation for the executive officers will be prorated based on the amount of time the Company is a TARP participant and the time period after TARP participation through December 31 such that the executive officers will receive a partial year of TARP compliant compensation and a partial year of Post-TARP compensation.
     As noted above, in previous years the Committee utilized the services of Mercer in making its compensation decisions. In October 2010, the Committee selected McLagan, an AON Hewitt Company (formerly Amalfi Consulting, LLC through December 16, 2010) for executive compensation consulting services. McLagan is an independent compensation consultant without any previous relationship with management or the Company.
     Peer Group Composition — McLagan, with input from the Committee and the CEO, modified the peer group that had previously been used by the Committee and Mercer. The new peer group includes banking companies with total assets between $3.5 billion and $10 billion, as well as in McLagan’s opinion, banks with a commercial lending focus and banks located in or near metropolitan areas. The change in the composition of the peer group was suggested by McLagan in light of the fact that McLagan believed a peer group based principally on size of assets as Mercer had done was not as accurate as a comparison based on size of assets and loan portfolio composition. Additionally the Mercer peer group had initially consisted of high growth relatively young banks. As the Company’s growth had slowed and it entered a more mature stage of its life cycle, McLagan and the Committee felt a more diversified peer group was appropriate. In addition, some of the financial institutions in the Mercer peer group had been removed as a result of their bankruptcy or their principal subsidiaries’ receivership, and others had undergone significant recapitalizations. For these reasons the Committee, upon the suggestion of McLagan, decided to establish a new peer group. The following companies were selected as peers for the 2011 executive officer compensation review (italicized companies were also included in the 2010 executive officer compensation review):

Pinnacle Financial Partners, Inc.	Page 40

Trustmark Corp. #	Jackson, MS	Sterling Bancshares #	Houston, TX
Prosperity Bancshares, Inc.	Houston, TX	Westamerica Bancorp. #	San Rafael, CA
First Midwest Bancorp, Inc. *	Itasca, IL	Independent Bank Corp. #	Rockland, MA
Old National Bancorp #	Evansville, IN	Taylor Capital Group *	Rosemont, IL
United Bancshares	Charleston, WV	BancFirst Corp.	Oklahoma City, OK
First Financial Bancorp #	Cincinnati, OH	1st Source Corp. #	South Bend, IN
CVB Financial Corp.#	Ontario, CA	Columbia Banking System #	Tacoma, WA
Texas Capital Bancshares#	Dallas, TX	TowneBank	Portsmith, VA
Western Alliance Bancorp *	Las Vegas, NV	First Busey Corp.*	Champaign, IL
PacWest Bancorp	San Diego, CA	Sun Bancorp Inc. #	Vineland, NJ

(*)	TARP participant as of February 28, 2011, per SNL Financial

(#)	Former TARP participant, per SNL Financial
     On February 15, 2011, following a review of the Company’s 2010 performance in relation to the Company’s budgeted projections, the progress the Company had made relative to the resolution of its troubled assets in 2010 and after several discussions with McLagan, the Committee decided to maintain target total compensation for the Named Executive Officers at the 75th percentile of total compensation of the peer group. The Committee made this decision after reviewing the historical compensation of the Named Executive Officers and concluding that, due to the level of variable compensation awarded to the Named Executive Officers, the Company’s performance had negatively impacted executive officer compensation in recent years by an appropriate amount and, consequently, the Committee’s historical compensation philosophy of targeting total compensation at the 75th percentile of the peer group along with an appropriate amount of variable pay had been effective.
     Cash Compensation — As to base salary, the Committee determined that the executive officers should not receive any base salary increases for 2011. As to cash incentives, and consistent with 2010 compensation, the June 2009 IFR prohibits the Company from making any bonus, incentive or retention payments during the TARP Period, including any cash payments under the 2011 Annual Cash Incentive Plan, to the top five most highly compensated employees of the Company in 2010. Since Messrs. Turner, McCabe, and Queener were among the five most highly compensated employees in 2010, they are not eligible to participate in the 2011 Annual Cash Incentive Plan, unless and until the Company repurchases the preferred stock issued to the U.S. Treasury in the CPP. Based upon the recommendation of the CEO, the Committee determined that, even though Messrs. Carpenter and White were not one of the five most highly compensated employees in 2010, they would also not be eligible for the 2011 Annual Cash Incentive Plan while the Company participates in the CPP. As a result, the Named Executive Officers may not participate in the 2011 Annual Cash Incentive Plan until after the Company redeems its TARP preferred shares.
     The Committee determined that the 2011 Annual Cash Incentive Plan for all other associates that participate in the cash incentive plan would have a 75% of target payout if the Company met the 2011 pre-tax earnings target in the budget approved by the Board. Cash incentives could increase (up to 125% target payout) or decrease (to 0%) based on the final 2011 pre-tax earnings for fiscal year 2011. Additionally, the 2011 soundness target will be based on the Company having below a targeted percentage of 2011 year-end classified assets (loans rated substandard or doubtful plus other real estate owned) to Tier I risk-based capital plus the allowance for loan losses as approved by the Committee. Again, cash incentives could increase or decrease based on the final level of classified assets and other real estate at December 31, 2011. The Committee believes that disclosure of these 2011 target amounts prior to completion of the 2011 fiscal year is not in the best interests of shareholders as such information, if made public, at the time could pose a competitive advantage to other banking companies doing business in our markets. Additionally, should the Company-wide targets be met, the Committee also determined that 25% of a participant’s total incentive award would be determined in reference to individual performance objectives.

Pinnacle Financial Partners, Inc.	Page 41

     Salary Stock Units — In order to accomplish the compensation objectives of the Committee, the Committee elected to use a combination of base salary and, for so long as the Company was a TARP participant, salary stock units, which is permitted under the June 2009 IFR. Furthermore, the Committee concluded that Messrs. Turner and McCabe’s aggregate base cash compensation, inclusive of the salary stock unit component, should approximate the 50th percentile of the McLagan peer group and Messrs. Queener, Carpenter and White’s base cash compensation, inclusive of the salary stock unit component, should approximate the 60th percentile of the peer group.
     The Committee currently anticipates that if the Company redeems the preferred shares issued to the U.S. Treasury in the CPP, it would likely terminate further grants of salary stock units after that date and allow the Named Executive Officers to participate in the 2011 Annual Cash Incentive Plan on a prorated basis for the remainder of the 2011 fiscal year based on the following annual target percentages — Mr. Turner, 85%; Mr. McCabe, 85%; Mr. Queener, 65%; Mr. Carpenter, 60%; Mr. White, 60%. However, the Committee’s determination, if any, will be based upon factors it considers relevant at the time of the TARP redemption.
     The following is an analysis of the Named Executive Officers’ annual base compensation for 2011 during the TARP Period:

			2011
			Annual Cash
		2011	Incentive (as a
	2011	Salary Stock	percentage of
	Base Salary	Units (*)	Base Salary)
M. Terry Turner	$691,000	$229,000	0%
Robert McCabe, Jr.	656,000	217,400	0%
Hugh M. Queener	332,000	110,000	0%
Harold R. Carpenter	332,000	110,000	0%
J. Harvey White	250,000	110,000	0%

(*)	Salary stock unit compensation will be earned biweekly beginning with the pay period beginning on February 16, 2011 effective with the first payroll on February 28, 2011. The number of salary stock units awarded will be calculated based on the annual salary stock compensation noted above divided by 24 pay periods to compute a biweekly compensation amount. That result will be further divided by the closing price of the Company’s common stock on the day prior to the payment date to determine the actual number of salary stock units to be awarded. Salary stock units will be accumulated as of each payroll date with settlement of the restricted share units into common shares on, or as soon as administratively practical after, December 30, 2011. All shares will be issued from the Company’s 2004 Equity Incentive Plan.
     Equity Compensation — For so long as the Company is a TARP participant, the June 2009 IFR significantly restricts the type and amount of equity compensation that can be awarded or granted to the five most highly compensated employees of the Company. Generally, with the exception of restricted stock that meets certain minimum vesting and transferability conditions, no other forms of equity compensation may be utilized to incent these individuals for so long as the Company is a participant in the CPP. For restricted share awards granted during the TARP Period, the minimum conditions include:
(i)	The restricted shares cannot vest earlier than two years from the date of grant;

(ii)	The restricted shares may not be transferred following vesting by the executive until repurchase by the Company of all or specified percentages of the preferred stock issued to the Treasury in the CPP; and

(iii)	The fair value of such restricted stock on the date of grant cannot exceed one third of the executive’s total compensation in the year granted.
     The Committee has determined that the Named Executive Officers would be granted restricted shares in accordance with the minimum conditions noted above for TARP participants with a grant date fair value equal to 50% of their 2011 salary (i.e., one third of total compensation). However, the Committee concluded that these awards would be granted on a date subsequent to March 9, 2011, after the Committee was better

Pinnacle Financial Partners, Inc.	Page 42

able to ascertain whether the Company would be able to redeem its TARP preferred shares during the 2011 fiscal year. If it appears that the Company would be able to redeem the TARP preferred shares in 2011, the Committee would likely wait until after the redemption to grant the restricted shares at which time the Named Executive Officers would be granted a prorata amount of TARP compliant restricted share awards for the time period prior to the TARP redemption in comparison to the full year. If it appears the Company will not be able to redeem its TARP preferred shares in 2011, the Committee would likely elect to grant the restricted share awards as of the date that information becomes known to the Committee with a grant date fair value equal to 50% of the executive officer’s 2011 base compensation (cash salary plus the value of salary stock units), thus the entire award would be comprised of TARP compliant restricted share awards.
     Should the Company redeem its TARP preferred shares in 2011, and as noted above, the Committee anticipates that the executive officers would be granted a prorata award of TARP compliant restricted shares equal to 50% of base salary (including the value of the salary stock units component) for the period the Company was a TARP participant. Should the TARP preferred shares be redeemed at some point during 2011, the Committee anticipates executive officers would receive additional restricted share awards equal to their equity incentive target amount adjusted for the prorata period from TARP redemption through the end of 2011. Such additional equity compensation awards for the post-TARP Period would thus provide for each Named Executive Officer’s total compensation to then approximate the 75th percentile of the peer group established with the assistance of McLagan.
     As to vesting periods for the restricted share awards, 75% of the restricted shares would vest over a 10-year period (or in the case of Mr. McCabe in equal annual increments from the date of grant until Mr. McCabe reaches age 65) so long as the Company was profitable in the fiscal year prior to each vesting date, while 25% of the restricted shares, in addition to the restrictions mandated by the June 2009 IFR, would otherwise vest at the rate of one-third of the shares each year, subject to the achievement of soundness and performance conditions. The first year’s performance requirements would be the 2011 planned pre-tax earnings target and classified assets (loans rated substandard or doubtful plus other real estate owned) to Tier I risk-based capital plus the allowance for loan losses threshold as determined by the Committee and described above. The second and third year performance requirements would be based on the same metrics for 2012 and 2013 with the specific targets being those ultimately adopted by the Company’s Board during its annual strategic planning process which will occur late in 2011.
     Employment Agreements
     The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail on page 53 of this proxy statement. These agreements automatically renew each year on January 1 unless the Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. Upon the adoption of the ARRA, the Company was prohibited from making certain of the severance payments otherwise required to be made under the employment agreements upon termination of the employment of the executive, including termination after a change in control or termination without cause, during the TARP Period. The Company was not prohibited from making such payments if they are required by the death or disability of the executive. In November 2009, the Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the provisions of these agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the severance benefits available to these executive officers pursuant to these employment agreements. Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers. These waivers automatically terminate once the Company is no longer a participant in the CPP.

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     In considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Committee considered the need to be able to competitively recruit and retain talented executive officers who often times seek protection against the possibility that they might be terminated without cause or be forced to resign without cause, particularly following a change of control. When considering the multiples, the Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummating a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.
     The Committee believes that, once the waivers required by the Company’s participation in the CPP are no longer applicable, the protections afforded in the employment agreements are reasonable and are an important element in retaining the executive officers who are a party to such agreements.
     Federal Income Tax Deductibility Limitations
     The Committee has traditionally believed it appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. However, the regulations issued under Section 162(m) were amended on October 20, 2008 after the adoption of the EESA so as to impose additional restrictions on financial institution’s participating in the CPP. These regulations, which are applicable to institutions participating in the CPP, eliminated most of the performance-based exclusions from Section 162(m) and lowered the limit for deductibility to $500,000. The effect of the regulation was to limit the deductibility of the compensation previously deductible by the Company because it was either less than the $1,000,000 cap or was performance-based, and the Company’s Board of Directors took the loss of deductibility into account in determining to participate in the CPP. The impact of these changes have been to significantly reduce the consideration of the impact of Section 162(m) by the Committee so long as the Company participates in the CPP.
     Human Resources and Compensation Committee Report
     During the period after September 14, 2009, the Human Resources and Compensation Committee has at least every six months reviewed with the Company’s Senior Risk Officer, (i) the Company’s executive officer compensation plans to ensure that the executive officer compensation plans do not encourage the executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company, and (iii) the Company’s employee compensation plans to eliminate any features of the these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.
     In meeting with the Company’s Senior Risk Officer and other members of executive management, the Committee identified the Company’s executive officer and other associate compensation plans. For 2010, these plans were the 2010 Annual Cash Incentive Plan, the Company’s various equity incentive plans, including the 2004 Plan, the 2000 Stock Incentive Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, and the various employment agreements to which the Company’s executive officers are a party. The Committee also reviewed the Company’s other non-executive officer compensation plans as described below.
     The Committee reviewed the Company’s 2010 Annual Cash Incentive Plan, even though the Company’s performance precluded any awards issued pursuant to this plan. The Committee concluded that the plan did not encourage unnecessary and excessive risks that threatened the value of the Company and did not

Pinnacle Financial Partners, Inc.	Page 44

encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees. The 2010 Annual Cash Incentive Plan contained a soundness threshold that conditions any incentive payments to any plan participants on nonperforming loans and other real estate exceeding 3.59% of total loans and other real estate. The review concluded that the soundness threshold encouraged participants to consider whether particular actions could result in inappropriately higher risk. The review also noted that most of the Company’s associates (including all full-time salaried associates) were eligible to participate in the 2010 Annual Cash Incentive Plan, and this broad-based participation restricted the ability of any single associate to manipulate plan results, and encouraged teamwork and cooperation among associates. Furthermore, the plan limits the maximum amount of payout and that the payout derived from the Company’s earnings per share, which is subject to the Company’s internal financial controls and audit processes, also limited the risk to the Company. In connection with the review in December 2010, it was noted that the Company’s executive officers, except for Messrs. Carpenter and White, were subject to the cash bonus prohibition of the June 2009 IFR for the TARP Period, and thus not eligible to participate in the annual cash incentive plan expected to be established in 2011. The December 2010 review recommended that the individual performance standard for plan participants incorporating specific individual performance metrics remain in the plan and that the soundness target remain one that is publicly reported and derived from the financial statements, which allows for better peer comparisons. The Committee also determined that the soundness target could also increase or decrease the amount of the awards based on whether the actual soundness metric achieved was above or below the stated target. For example, in 2011, if the soundness target was not met, the actual cash incentive award could be reduced or eliminated depending on the size of the difference. Conversely, if the soundness actually achieved was better than the target the actual cash incentive award could be increased. These recommendations were incorporated into the 2011 Annual Cash Incentive Plan approved by the Committee on February 15, 2011.
     The review of the Company’s equity compensation plans concluded with a determination by the Committee that the plans did not encourage unnecessary or excessive risks that threatened the value of the Company or that encouraged the manipulation of the Company’s earnings to enhance the compensation of any of the Company’s employees. Beginning in 2008, the Company began to reduce the number of stock options issued to the Company’s associates, focusing more on restricted stock. The Company transitioned to using solely restricted stock for its executive officers and Leadership Team members in 2009. The change to using solely restricted shares was made, among other reasons because, restricted stock retains value even if stock prices are depressed, so that the equity awards continue to encourage employee retention, and incentives for employees to take unreasonable or inappropriate risks to keep stock prices above option prices is reduced. The vesting period for most time-vested or soundness/performance-vested restricted shares for most associates is five years (ten years for Leadership team members) which encourages focus on long term shareholder value, as well as facilitating employee retention. For the Named Executive Officers, the June 2009 IFR constrains the amount of restricted shares and imposes a two year minimum vesting period, with transferability thereafter further restricted while the Company participates in the CPP. The Committee has imposed a minimum profitability requirement on the time-vested shared granted to the Named Executive Officers as a further risk reduction. Similarly, performance-based restricted shares typically vest over a three year performance period, thereby aligning the interest of award recipients receiving such awards with long-term Company performance. The same risk reduction characteristics noted above with respect to the annual cash incentive plan with respect to the soundness threshold and the earnings per share targets are also present in the performance-based restricted share awards which use similar metrics. Furthermore, the Company has established stock ownership guidelines for executive officers, which assures their ongoing economic interest is in line with the long-term performance of the Company and shareholder interests.
     The Chief Risk Officer’s review with the Committee of the Company’s employment agreements with each of Company’s executive officers and other associates who are parties to an employment agreement concluded with a determination by the Committee that these agreements did not encourage unnecessary or excessive risks that threatened the value of the Company and did not encourage manipulation of the

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Company’s reported earnings to enhance the compensation of any of the Company’s employees. The employment agreements do not provide for any guaranteed payments based on Company performance and the change in control provisions are designed to align the executive’s interests with those of the Company’s shareholders.
     Additionally, the compensation structure for executive officers has not included any pension plans, deferred compensation plans, and/or salary continuation compensation plans that are sometimes used by other banking companies to compensate their senior leadership.
     As an organization, the Company employs a varied compensation structure. The Company utilizes commission based compensation arrangements for mortgage, insurance and investment lines of business. The Company believes that there are adequate controls and clawback provisions embedded within the plans to mitigate the risk associated with such plans. Employees that are subject to these plans do not participate in the annual cash incentive program. In addition, the Company uses loan/bonus retention agreements on a case-by-case basis to attract and retain talent. Under the agreements, a lump sum is paid in advance to an employee as a loan and is repaid over a pre-determined earn out period. In the event the employee leaves prior to earn out, the employee is obligated to repay the unearned portion to the Company. After its review of these various compensation arrangements, the Committee was able to conclude that none of these arrangements encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees.
     The Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Committee recommended this Compensation Discussion and Analysis be included in this Proxy Statement.
     Furthermore and as noted above, the Committee certifies that: (i) it has reviewed with the Company’s Senior Risk Officer the Named Executive Officer compensation plans to ensure that these plans do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the Company, (ii) it has reviewed with the Senior Risk Officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risk these plans pose to the Company, and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance compensation of any employee.
Gregory L. Burns, Chairman
Harold Gordon Bone, Member
Colleen Conway-Welch, Member
James C. Cope, Member
2010 Summary Compensation Table
     The table below summarizes the compensation paid or accrued by the Company during the fiscal year ended December 31, 2010 for (i) the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2010 and who were employed as executive officers at December 31, 2010 (collectively, the “Named Executive Officers”). Each of the Named Executive Officers, other than Mr. White, has entered into an employment agreement with the Company, the terms of which are described below.
     The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal years ended December 31, 2008, 2009 and 2010. “Bonuses” for purposes of the table below consist of discretionary amounts not associated with an approved incentive plan, such as a relocation bonus. Bonus payments pursuant to an approved incentive plan are included in the “Non-equity incentive plan compensation” column below:

Pinnacle Financial Partners, Inc.	Page 46

     Based on the grant date fair value of equity awards granted to Named Executive Officers in fiscal year 2010 and fiscal year 2009 and the base salaries of the Named Executive Officers in both years, total aggregate compensation for the Named Executive Officers decreased by $179,000 or 4.9% between 2009 and 2010. Excluding the increase in compensation for Mr. White due to his only serving a partial year in 2009, total aggregate compensation for Messrs. Turner, McCabe, Queener and Carpenter decreased by $392,000 or 11.2% between 2010 and 2009. This was primarily because of the reduced equity compensation received by the Named Executive Officers pursuant to the Company’s participation in the CPP and the June 2009 IFR. For 2010, 2009 and 2008, respectively, “Salary” accounted for approximately 64.7%, 57.3%, and 41.9%, respectively, of the total compensation of the Named Executive Officers, “Non-equity incentive plan compensation” accounted for approximately 0%, 0%, and 22.6%, respectively, of the total compensation of the Named Executive Officers, restricted stock and option awards accounted for approximately 32.4%, 40.0%, and 33.4%, respectively, of the total compensation and all other compensation accounted for approximately 2.7%, 2.4%, and 2.1%, respectively, in all three years of the total compensation of the Named Executive Officers.
2010 SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
					Option	Incentive Plan	Deferred	All Other
Name and Principal			Bonus ($)	Stock Awards	Awards ($)	Compensation	Compensation	Compensation
Position	Year	Salary ($)	(6)	($) (2)	(3)	($) (4)	Earnings ($)	($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
M. Terry Turner	2010	$691,225	$—	$345,613	$—	$—	$—	$25,004	$1,061,842
President and Chief Executive Officer	2009	$691,225	$—	$484,551	$—	$—	$—	$24,999	$1,200,775
	2008	$643,000	$—	$220,004	$241,887	$360,750	$—	$28,221	$1,493,862

Robert A. McCabe, Jr.	2010	$655,750	$—	$327,875	$—	$—	$—	$24,902	$1,008,527
Chairman of the Board	2009	$655,750	$—	$462,492	$—	$—	$—	$24,896	$1,143,138
	2008	$610,000	$—	$208,991	$229,789	$342,500	$—	$29,488	$1,420,768

Hugh M. Queener	2010	$332,175	$—	$166,087	$—	$—	$—	$23,962	$522,224
Chief Administrative Officer	2009	$322,500	$—	$258,377	$—	$—	$—	$23,933	$604,810
	2008	$300,000	$—	$150,011	$164,923	$163,750	$—	$25,750	$804,434

Harold R. Carpenter	2010	$332,175	$—	$166,087	$—	$—	$—	$10,762	$509,024
Chief Financial Officer	2009	$322,500	$—	$211,749	$—	$—	$—	$10,733	$544,982
	2008	$300,000	$—	$125,016	$137,437	$132,500	$—	$11,044	$705,997

J. Harvey White	2010	$250,000	$—	$125,000	$—	$—	$—	$10,520	$385,520
Chief Credit Officer(1)	2009	$115,000	$50,000	$52,920	$—	$—	$—	$4,912	$222,832

(1)	Mr. White assumed the duties of Chief Credit Officer on September 1, 2009.

(2)	Stock Awards — Amounts in this column reflect the aggregate grant date fair value of restricted stock awards during 2010, 2009 and 2008, respectively, computed in accordance with FASB ASC Topic 718, and for the performance-based component of the awarded restricted shares, represent the grant date fair value of the maximum award possible. The minimum amount that may be earned by each Named Executive Officer related to the performance-based restricted shares included in the total is $0. For a discussion of the assumptions made in valuation of the restricted stock awards reported in this column please see footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. For a more complete

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description of these restricted stock awards, including the breakdown of performance-based awards and time-based vesting awards, please see Compensation Discussion and Analysis.

(3)	Option Awards — Amounts in this column reflect the aggregate grant date fair value of stock option awards during 2008 computed in accordance with FASB ASC Topic 718. No stock options were awarded to these individuals in 2009 or 2010. For a discussion of the assumptions made in valuation of the stock option awards reported in this column please see footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011.

(4)	Non-Equity Incentive Plan Compensation — Reflects compensation attributable to the Company’s annual cash incentive plans in which all salaried and hourly pay associates participate and in 2008, the Company’s 2008 Special Cash Incentive Plan in which approximately 25 associates participated. As to the 2010 and 2009 Annual Cash Incentive Plans, the Company did not meet the soundness or profitability goals, and even if these goals had been met, the Company was prohibited, under the terms of the June 2009 IFR, from paying cash incentives to the Named Executive Officers. Actual and target payouts are expressed as a percentage of base salary. Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee. For the 2008 Annual Cash Incentive Plan, in January 2009, the Human Resources and Compensation Committee approved the payment of cash incentive awards under the Plan at a percentage that was generally higher than that otherwise payable under the terms of the plan. The Company did not meet the performance or soundness threshold during 2008; however, the Human Resources and Compensation Committee determined that it was in the best interests of the shareholders to award a 25% of target award to all participants in the 2008 Annual Cash Incentive Plan, including the Named Executive Officers. Additionally, in April 2008, certain officers, including the Named Executive Officers received a one-time special cash incentive payment following the integration of the Mid-American bank subsidiaries with the Bank. Mr. White did not participate in the 2009 Annual Cash Incentive Plan and was not employed by the Company in 2008.

	Turner	McCabe	Queener	Carpenter	White
2010 Annual Cash Incentive Plan
2010 % Target	0%	0%	0%	0%	0%
2010 % Payment	0%	0%	0%	0%	0%
2010 Payment	$—	$—	$—	$—	$—

2009 Annual Cash Incentive Plan
2009 % Target	100%	100%	85%	70%	70%
2009 % Payment	0%	0%	0%	0%	0%
2009 Payment	$—	$—	$—	$—	$—

2008 Annual Cash Incentive Plan
2008 % Target	100%	100%	85%	70%	NA
2008 % Payment	25%	25%	21.25%	17.5%
2008 Payment	$160,750	$152,500	$63,750	$52,500
2008 Special Incentive Plan	$200,000	$190,000	$100,000	$80,000

(5)	Other Compensation — The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used in the past but may consider in the future to award its executives. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	White
Stock appreciation rights granted	None	None	None	None	None
Stock performance units granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA
Group benefit package — All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums. The following is a summary of the expense the Company incurred during 2010, 2009 and 2008 to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy.

Pinnacle Financial Partners, Inc.	Page 48

	Turner	McCabe	Queener	Carpenter	White
2010
401k match	$9,800	$9,800	$9,800	$9,800	$9,800
Long term disability policy	$2,004	$1,902	$962	$962	$720

2009
401k match	$9,800	$9,800	$9,800	$9,800	$4,600
Long term disability policy	$1,999	$1,896	$933	$933	$330

2008
401k match	$9,200	$9,200	$9,200	$9,200	NA
Long term disability policy	$5,821	$7,088	$3,350	$1,844	NA
Paid time off — Each Named Executive Officer receives an allotment of 25 days for paid time off each year (excluding holidays). The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.
Other Executive perquisites The Company provided the following perquisites to the Named Executive Officers in 2010, 2009 and 2008:

	Turner	McCabe	Queener	Carpenter	White
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	$1,600	$2,945	No	No	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

(6)	Reflects a bonus payment that was made to Mr. White on June 15, 2009 pursuant to the terms of loan and bonus agreements described in Compensation Discussion and Analysis above.

Pinnacle Financial Partners, Inc.	Page 49

     The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2010:
GRANTS OF PLAN-BASED AWARDS IN 2010

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)	(k)	(l)
										All Other	All Other
										Stock	Stock
										Awards:	Awards:	Exercise or	Grant Date
										Number of	Number of	Base Price of	Fair Value
										Shares of	Securities	Option	of Stock and
Name and Principal	Grant									Stock or	Underlying Options	Awards	Option
Position	date	Threshold	Target	Maximum	Threshold	Target		Maximum		Units (#)	(#)	($/share)	Awards
M. Terry Turner
President and Chief Executive Officer	1/22/10	—	—	—	—	23,720	(2)	23,720	(2)	—	—	—	$345,613

Robert A. McCabe, Jr.
Chairman of the Board	1/22/10	—	—	—	—	22,503	(2)	22,503	(2)	—	—	—	$327,875

Hugh M. Queener
Chief Administrative Officer	1/22/10	—	—	—	—	11,399	(2)	11,399	(2)	—	—	—	$166,088

Harold R. Carpenter
Chief Financial Officer	1/22/10	—	—	—	—	11,399	(2)	11,399	(2)	—	—	—	$166,088

J. Harvey White
Chief Credit Officer	1/22/10	—	—	—	—	8,579	(2)	8,579	(2)	—	—	—	$125,000

(1)	Due to the Company’s participation in TARP, the Named Executive Officers were not eligible to participate in the Company’s 2010 Annual Cash Incentive Plan.

(2)	Reflects awards of restricted shares under the 2004 Equity Incentive Plan. The amounts shown in column (g) reflect the restricted share award targeted number of shares that can be earned over either a three-year vesting period (25%) or a two-year vesting period (75%). This is also the maximum number of shares that can be earned by the Named Executive Officer over these periods thus it is the same number in column (h). All three-year awards in column (g) and (h) could be forfeited should the Company not meet the performance and soundness targets for these awards. All two-year restricted share awards in column (g) and (h) could be forfeited should the Named Executive Officer not be employed on the annual vesting dates for these awards or the Company not achieve minimum profitability levels in the year prior to the year in which the award vests. The restrictions on the soundness/performance restricted shares (which represent 25% of the total shares awarded to each Named Executive Officer) lapse in 33.3% annual increments upon the achievement of certain soundness and performance thresholds for the fiscal years ending December 31, 2010, 2011 and 2012 or soundness and cumulative performance thresholds for the three year period ended December 31, 2012. The restrictions on the remaining restricted shares (which represent 75% of the total shares awarded to each Named Executive Officer) lapse on January 22, 2012 only if the Company is profitable in fiscal year 2011. The Named Executive Officer is entitled to vote these restricted shares and receive any dividends payable with respect to the restricted shares, if any, prior to the lapsing of the forfeiture restrictions thereon. Based on the lack of achievement of the soundness and the earnings per diluted share thresholds for the fiscal year ended December 31, 2010, the restrictions on the performance-based portion of the 2010 award tied to 2010 performance did not lapse in January 2011.

Pinnacle Financial Partners, Inc.	Page 50

     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010:
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

	Option Awards (1)					Stock Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
			Equity					Equity	Incentive
			Incentive				Market	Incentive	Plan Awards:
			Plan				Value of	Plan Awards:	Market or
			Awards:				Shares or	Number of	Payout Value
	Number of	Number of	Number of			Number of	Units of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Stock	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	That	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Have Not	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)(2)	Vested (#)	Vested ($)(2)
M. Terry Turner	12,468	18,703	—	$21.51	1/19/2018	4,092	$55,569	51,144	$694,536
	14,047	9,365	—	$31.25	1/19/2017	—	—	—	—
	19,093	4,773	—	$27.11	3/17/2016	—	—	—	—
	22,111	—	—	$23.88	1/19/2015	—	—	—	—
	15,140	—	—	$14.78	4/26/2014	—	—	—	—
	25,000	—	—	$6.65	2/26/2013	—	—	—	—
	45,000	—	—	$4.96	2/1/2012	—	—	—	—
	15,000	—	—	$3.82	3/1/2011	—	—	—	—
Robert A. McCabe, Jr.	11,845	17,767	—	$21.51	1/19/2018	3,470	$47,123	47,504	$645,109
	13,345	8,897	—	$31.25	1/19/2017	—	—	—	—
	18,138	4,535	—	$27.11	3/17/2016	—	—	—	—
	19,715	—	—	$23.88	1/19/2015	—	—	—	—
	13,500	—	—	$14.78	4/26/2014	—	—	—	—
	22,000	—	—	$6.65	2/26/2013	—	—	—	—
	45,000	—	—	$4.96	2/1/2012	—	—	—	—
	15,000	—	—	$3.82	3/1/2011	—	—	—	—
Hugh M. Queener	8,501	12,752	—	$21.51	1/19/2018	2,791	$37,902	26,783	$363,713
	7,024	4,682	—	$31.25	1/19/2017	—	—	—	—
	9,546	2,387	—	$27.11	3/17/2016	—	—	—	—
	17,306	—	—	$23.88	1/19/2015	—	—	—	—
	11,850	—	—	$14.78	4/26/2014	—	—	—	—
	19,000	—	—	$6.65	2/26/2013	—	—	—	—
	27,000	—	—	$4.96	2/1/2012	—	—	—	—
	9,000	—	—	$3.82	3/1/2011	—	—	—	—
Harold R. Carpenter	7,084	10,627	—	$21.51	1/19/2018	2,326	$31,587	24,055	$326,667
	5,268	3,512	—	$31.25	1/19/2017	—	—	—	—
	7,351	1,838	—	$27.11	3/17/2016	—	—	—	—
	5,400	—	—	$23.88	1/19/2015	—	—	—	—
	5,500	—	—	$12.37	1/12/2014	—	—	—	—
	12,000	—	—	$4.96	2/1/2012	—	—	—	—
	6,000	—	—	$3.82	3/1/2011	—	—	—	—
J. Harvey White	—	—	—	—	—	2,800	$38,024	8,579	$116,503

(1)	All option awards vest in 20% increments annually over the 10-year option term.

(2)	Market value is determined by multiplying the closing market price of the Company’s common stock ($13.58) on December 31, 2010 by the number of shares.

(3)	The following information details the status of the unvested stock awards for the Named Executive Officers:

Pinnacle Financial Partners, Inc.	Page 51

	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards — Time Vesting Criteria (no. of awards)
1/19/08 Award	4,092	3,470	2,791	2,326	—	Vests pro rata over ten years with the exception of Mr. McCabe which vests pro rata over seven years
8/29/09 Award	—	—	—	—	2,800	Vests pro rata over five years
Totals	4,092	3,470	2,791	2,326	2,800

Unvested Stock Awards — Performance Vesting Criteria (no. of awards)
1/19/08 Award 1/20/09 Award 1/22/10 Award	5,114 6,029 5,930	4,858 5,755 5,625	3,487 3,215 2,849	2,906 2,635 2,849	— — 2,144	Vests 33.3% per year on the anniversary of the grant date if the Company achieves certain annual earnings per diluted share and soundness targets. If the annual earnings per diluted share and soundness targets are not achieved for any year within the three-year performance period, the award may still vest if the Company achieves soundness targets and cumulative earnings per diluted share target for the three years covered by each award. The 1/19/08 awards were forfeited after 12/31/10 due to vesting criteria not being met. These forfeited shares were returned to the 2004 Plan.
1/20/09 Award	16,281	14,388	8,682	7,115	—	Vests pro rata over ten years (or in the case of Mr. McCabe six years) so long as the Company was profitable for the fiscal year immediately preceding the vesting date. As the Company was not profitable in 2009 or 2010, the number of awards at left excludes those shares that would have vested in 2009 and 2010 as those shares have been forfeited and returned to the 2004 Plan.
1/22/10 Award	17,790	16,878	8,550	8,550	6,435	Vests on 1/22/12 provided the Company is profitable for the fiscal year immediately preceding the vesting date (2011 fiscal year).
Totals	51,144	47,504	26,783	24,055	8,579
     The following table details the number of options exercised during 2010, the value realized from those exercises as of the date of exercise, the number of restricted shares that vested during 2010 and the value realized on those shares as of the vesting date for the Named Executive Officers:

Pinnacle Financial Partners, Inc.	Page 52

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired On Exercise (#)	Exercise ($) (1)	Acquired On Vesting (#)	on Vesting ($) (1)
M. Terry Turner	90,000	$516,600	511	$7,276
Robert A. McCabe, Jr.	26,112	$290,104	694	$9,862
Hugh M. Queener	60,000	$347,700	349	$4,945
Harold R. Carpenter	4,000	$29,960	291	$4,121
J. Harvey White	—	$—	700	$6,363

(1)	“Value Realized on Exercise” represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options and “Value Realized on Vesting” is determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.
Employment Agreements — Prior to Capital Purchase Program
     The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail below. Upon the adoption of the ARRA, the Company was prohibited from making certain of the severance payments otherwise required to be made under the employment agreements upon termination of the employment of the executive, including termination after a change in control, during the TARP Period. The Company was not prohibited from making such payments if they are required by the death or disability of the executive. In November 2009, the Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the provisions of these agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the benefits available to these executive officers pursuant to these employment agreements. Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers. These waivers automatically terminate once the Company is no longer a participant in the CPP.
     The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on August 1, 2000. This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of IRS Code Section 409A into the agreement. There were no other significant changes to the terms and conditions of the original agreement as a result of the amendment. The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.
     The Company entered into a three-year employment contract with Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000. This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of Section 409A of the Code into the agreement. There were no other changes to the terms and conditions of the original agreement as a result of the amendment. The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

Pinnacle Financial Partners, Inc.	Page 53

     The Company entered into a three-year employment contract with Hugh M. Queener, Chief Administrative Officer, on December 4, 2000. This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of Section 409A of the Code into the agreement. There were no other changes to the terms and conditions of the original agreement as a result of the amendment. The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.
     The Company entered into a three-year employment contract with Harold R. Carpenter, Chief Financial Officer, on March 14, 2006. This agreement was amended on January 1, 2008. This amendment eliminated the automatic three year renewable clause in the agreement as well as incorporated the impact of Section 409A of the Code into the agreement. There were no other changes to the terms and conditions of the original agreement as a result of the amendment. The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.
     The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without “cause” or the executive terminates his employment for “cause”. The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled. Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year’s base salary. If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.
     The employment agreements also contain provisions that if the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments. Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:
(a)	A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(b)	Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit has occurred.
     Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination. In addition, the executive will be indemnified by the

Pinnacle Financial Partners, Inc.	Page 54

Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive. The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.
     Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest. All unvested stock option grants would only vest pursuant to a change of control with the approval of the Human Resources and Compensation Committee.
Employment Agreements—Under the Capital Purchase Program
     Following the adoption of the ARRA, and as clarified in the June 2009 IFR, the Company is prohibited from making “golden parachute payments” during the TARP Period to any of the Company’s senior executive officers and any of the five next most highly compensated employees of the Company. Golden parachute payments are defined under the June 2009 IFR to include any payment for an employee’s departure from a company for any reason or any payment due to a change in control of a company, except payments for services performed or benefits accrued. Because the payments due to the executives under the employment agreements that are triggered by the Company’s terminating the executive without cause or by the executive terminating his employment for cause (either before or within twelve months following a change in control) would constitute “golden parachute payments” under the June 2009 IFR, the Company is prohibited from making those payments to the executives. The Company would not be prohibited from making such payments to the executives if they are required by the death or disability of the executive.
     In November 2009, the Human Resources and Compensation Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the provisions of their respective employment agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the benefits available to these executives pursuant to these employment agreements. Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers. Because a “golden parachute payment” under the June 2009 IFR includes the acceleration of vesting of an equity award due to the departure of an employee or change in control, the waivers executed by the executives prohibit the acceleration of any equity awards held by the executives upon a departure or change in control. These waivers automatically terminate once the Company is no longer a participant in the CPP.
     The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2010 and that at that date the Company did not have an outstanding obligation to the U.S. Treasury under the CPP and that accordingly the waivers executed by Messrs. Turner, McCabe, Queener and Carpenter were not then in effect:

Pinnacle Financial Partners, Inc.	Page 55

					Pinnacle
					terminates
					Employee for	Pinnacle terminates
					cause or	Employee without
					Employee	cause or Employee
					terminates	terminates for
			Pinnacle	Employee	employment	cause, in each case
			terminates	terminates	without cause	within twelve
	Employee	Employee	employment	employment for	or Employee	months of a change
	disability (4)	death (4)	without cause	cause	retires	of control

M. Terry Turner
2010 base salary	$691,225	$—	$691,225	$691,225	$—	$691,225
2010 targeted cash incentive payment	—	—	—	—	—	691,225

Total	691,225	—	691,225	691,225	—	1,382,450
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	345,613	—	2,073,675	691,225	—	4,147,350

Health insurance — $800 per month	—	—	9,600	2,400	—	28,800
Tax assistance	—	—	—	—	—	7,500
Intrinsic value of unvested stock options that immediately vest (1)	—	—	—	—	—	8,181
Value of unearned restricted shares that immediately vest	750,105	750,105	—	—	—	750,105
Payment for excise tax and gross up (2)	—	—	—	—	—	1,848,596

	$1,095,717	$750,105	$2,083,275	$693,625	$—	$6,790,532

Robert A. McCabe, Jr.
2010 base salary	$655,750	$—	$655,750	$655,750	$—	$655,750
2010 targeted cash incentive payment	—	—	—	—	—	655,750

Total	655,750	—	655,750	655,750	—	1,311,500
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	327,875	—	1,967,250	655,750	—	3,934,500

Health insurance — $800 per month	—	—	9,600	2,400	—	28,800
Tax assistance	—	—	—	—	—	7,500
Intrinsic value of unvested stock options that immediately vest (1)	—	—	—	—	—	7,772
Value of unearned restricted shares that immediately vest	692,231	692,231	—	—	—	692,231
Payment for excise tax and gross up (2)	—	—	—	—	—	1,743,462

	$1,020,106	$692,231	$1,976,850	$658,150	$—	$6,414,265

Hugh M. Queener
2010 base salary	$332,175	$—	$332,175	$332,175	$—	$332,175
2010 targeted cash incentive payment	—	—	—	—	—	282,349

Total	332,175	—	332,175	332,175	—	614,524
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	166,088	—	996,525	332,175	—	1,843,571

Health insurance — $800 per month	—	—	9,600	2,400	—	28,800
Tax assistance	—	—	—	—	—	7,500
Intrinsic value of unvested stock options that immediately vest (1)	—	—	—	—	—	5,552
Value of unearned restricted shares that immediately vest	401,615	401,615	—	—	—	401,615
Payment for excise tax and gross up (2)	—	—	—	—	—	826,025

	$567,702	$401,615	$1,006,125	$334,575	$—	$3,113,063

Harold R. Carpenter
2010 base salary	$332,175	$—	$332,175	$332,175	$—	$332,175
2010 targeted cash incentive payment	—	—	—	—	—	232,523

Total	332,175	—	332,175	332,175	—	564,698
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	166,088	—	996,525	332,175	—	1,694,094

Health insurance — $800 per month	—	—	9,600	2,400	—	28,800
Tax assistance	—	—	—	—	—	7,500
Intrinsic value of unvested stock options that immediately vest (1)	—	—	—	—	—	4,621
Value of unearned restricted shares that immediately vest	358,254	358,254	—	—	—	358,254
Payment for excise tax and gross up (2)	—	—	—	—	—	770,256

	$524,341	$358,254	$1,006,125	$334,575	$—	2,863,525

Joseph Harvey White (3)
2010 base salary	$—	$—	$—	$—	$—	$—
2010 targeted cash incentive payment	—	—	—	—	—	—

Total	—	—	—	—	—	—
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	—	—	—	—	—	—

Health insurance — $800 per month	—	—	—	—	—	—
Tax assistance	—	—	—	—	—	—
Intrinsic value of unvested stock options that immediately vest (1)	—	—	—	—	—	—
Value of unearned restricted shares that immediately vest	154,527	154,527	—	—	—	154,527
Payment for excise tax and gross up (2)	—	—	—	—	—	—

	$154,527	$154,527	$—	$—	$—	$154,527

Pinnacle Financial Partners, Inc.	Page 56

(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.

(2)	In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change in control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to the cash payments and healthcare benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener and Carpenter in the event of a change of control to be $822,000, $775,000, $370,000 and $341,000, respectively. As a result, the Company has assumed a combined personal income tax rate of 55% for each executive and has included the additional gross up amount which includes the anticipated excise tax obligation in the table above. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to section 280G of the Code.

(3)	Mr. White does not have an employment agreement with the Company.

(4)	The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.
     Ownership Guidelines
     The Committee also requires the CEO and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock. Periodically, the Committee may establish minimum Common Stock beneficial ownership levels for the CEO and the other Named Executive Officers. In 2006, the Committee established Common Stock beneficial ownership levels for the CEO and the Chairman of the Board of 50,000 shares of Company Common Stock. Additionally, the Committee established stock beneficial ownership levels of 25,000 shares for the Chief Administrative Officer and 10,000 shares for both the Chief Financial Officer and the Chief Credit Officer. All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership.

Pinnacle Financial Partners, Inc.	Page 57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table lists, as of February 25, 2011, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 25, 2011.

	Number of Shares Beneficially Owned
		Aggregate Stock
		Option Grants and
		Warrants
	Common Shares	Exercisable within 60
	Beneficially	days of Record Date		Percent of All
Name	Owned	of February 25, 2011	Total	Shares Owned

Board of Directors (1):
Sue G. Atkinson	44,817	—	44,817	0.13%
H. Gordon Bone	73,145	1,862	75,007	0.22%
Gregory L. Burns	19,301	—	19,301	0.06%
Colleen Conway-Welch	33,365	—	33,365	0.10%
James C. Cope (2)	83,524	—	83,524	0.25%
William H. Huddleston, IV	69,415	—	69,415	0.20%
Ed C. Loughry, Jr.	139,670	9,500	149,170	0.44%
David Major	72,857	—	72,857	0.21%
Robert A. McCabe, Jr. (2)	478,620	158,449	637,069	1.87%
Hal N. Pennington	11,365	—	11,365	0.03%
Dale W. Polley (2)	85,232	—	85,232	0.25%
Dr. Wayne J. Riley	2,642	—	2,642	0.01%
Gary L. Scott	78,380	—	78,380	0.23%
M. Terry Turner (2)	414,122	168,550	582,672	1.70%

Named Executive Officers (1):
Hugh M. Queener (2)	236,578	109,206	345,784	1.02%
Harold R. Carpenter (2)	75,276	49,740	125,016	0.37%
J. Harvey White	23,810	—	23,810	0.07%

All Directors and executive officers as a Group (17 persons)	1,942,119	497,307	2,439,426	7.16%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:

The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	2,242,696	—	2,242,696	6.60%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	3,165,016	—	3,165,016	9.31%

State Street Corporation (5) State Street Financial Center One Lincoln Street Boston, MA 02111	1,803,104	—	1,803,104	5.30%

All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	7,210,815	—	7,210,815	21.21%

(1)	Each person is the record owner of and has sole voting and investment power with respect to his or her shares. Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

(2)	As of February 25, 2011, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Turner — 80,000 shares; Mr. Queener — 143,534 shares; Mr. Cope — 8,500 shares; Mr. Polley — 44,309 shares; and Mr. Carpenter — 9,708 shares.

Pinnacle Financial Partners, Inc.	Page 58

(3)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 10, 2011.

(4)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 8, 2011.

(5)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 11, 2011. These securities are owned by the following subsidiaries of State Street Corporation: State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Ltd.; State Street Global Advisors Limited; and State Street Global Advisors Australia Limited.
Section 16(A) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2010, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2010, complied with all applicable Section 16(a) filing requirements during 2010.
Certain Relationships and Related Transactions
     The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which the directors and officers have a controlling interest. These transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and these transactions did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank.
     Atkinson Public Relations, of which Ms. Atkinson is chairman, provides various services for the Company subject to an agreement which was approved by the Board of the Company. For the year ended December 31, 2010, the Company incurred approximately $282,000 in expenses for services rendered by this public relations company. Also, a former director, Mr. Jackson, is an officer in an insurance firm that serves as an agent in securing insurance in such areas as Pinnacle Financial’s employee bond and other insurance policies. The amount this agency receives in commissions or fees on such insurance services is immaterial. Additionally, over the last several years, Mr. Cope’s law firm and Mr. Huddleston’s engineering firm has engaged in various activities for the Company. Over the last three years, the Company has paid Mr. Cope’s law firm $2,600, $7,000 and $18,000 in billings for each year in the three year period ended, December 31, 2010 and Mr. Huddleston’s engineering firm billed the Company $0, $4,600 and $200 for each year in the three year period ended, December 31, 2010. The Company believes these amounts to be immaterial and inconsequential to Messrs. Cope’s or Huddleston’s ability to serve as an independent director of the Company.
     Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this Proxy Statement pursuant to the rules and regulations of the Securities and Exchange Commission. The Audit Committee has ratified the approval of the above-described transactions in which the above directors had an interest, which transactions had previously been approved by the full Board.

Pinnacle Financial Partners, Inc.	Page 59

Human Resources and Compensation Committee Interlocks and Insider Participation
     During 2010, the Human Resources and Compensation Committee of the Board of Directors consisted of Gregory L. Burns, Harold Gordon Bone, Colleen Conway-Welch and James C. Cope, none of whom has ever been an officer or employee of the Company, or its subsidiaries. No interlocking relationship existed during 2010 between any officer, member of our Board of Directors or the Human Resources and Compensation Committee and any officer, member of the Board of Directors or compensation committee (or committee performing similar functions) of any other company.
REPORT OF THE AUDIT COMMITTEE
     The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K:
     We have reviewed and discussed with management the Company’s audited financial statements as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010.
     We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the firm’s independence.
     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Dale W. Polley, Chairman
William H. Huddleston, Member
Dr. Wayne J. Riley, Member
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of the Company has approved the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the Company for the year ending December 31, 2011. The Audit Committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters, including the proposed fees for audit services. A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.

Pinnacle Financial Partners, Inc.	Page 60

     Audit Fees. During the years ended December 31, 2010 and 2009, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2010	2009

Audit Fees (1)	$549,000	$570,000
Audit-Related Fees (2)	1,650	102,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$550,650	$672,500

(1)	Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and report on internal control over financial reporting.

(2)	All audit-related fees for 2009 were for services rendered in connection with the Company’s filing of a Form S-3 related to the public offering which occurred during the second quarter of 2009 as well as various consents of Forms S-3 and S-8.
     The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG LLP, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG LLP during fiscal 2010 and 2009 prior to KPMG LLP performing such services.
OTHER MATTERS
     The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.
     If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.	Page 61

GENERAL INFORMATION
Annual Report. The Company’s 2010 Annual Report is being mailed to shareholders with this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.
     Additional Information. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn: Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201. Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2010 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary
March 9, 2011

Pinnacle Financial Partners, Inc.	Page 62

PROXY	Form of Proxy
PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2011
The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the annual meeting, receipt of which are hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE “FOR” PROPOSALS 1 THROUGH 3.
PROPOSAL #1: To elect the four (4) persons listed below to serve as Class II Directors of Pinnacle Financial Partners, Inc. for a three-year term:
     Class II Directors

James C. Cope	Robert A. McCabe, Jr.
William H. Huddleston, IV	Wayne J. Riley

☐ FOR all	☐ WITHHOLD on all	☐ FOR ALL EXCEPT
INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.
PROPOSAL #2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011:

☐ FOR	☐ AGAINST	☐ ABSTAIN
PROPOSAL #3: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

☐ FOR	☐ AGAINST	☐ ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE FOR “ONCE EVERY YEAR” UNDER THE PROPOSAL BELOW.
PROPOSAL #4: Vote on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers:

☐ ONCE EVERY YEAR	☐ ONCE EVERY TWO YEARS	☐ ONCE EVERY THREE YEARS	☐ ABSTAIN
* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE
UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED
FOR PROPOSALS #1, #2, AND #3 AND “ONCE EVERY YEAR” FOR PROPOSAL #4.
DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.
If stock is held in the name of more than one person, all holders must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

Pinnacle Financial Partners, Inc.	Form of Proxy—Page 1

Date: ______________, 2011
Signature of Shareholder(s)	Signature of Shareholder(s)

Please print name of Shareholder(s)	Please print name of Shareholder(s)
PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE ANNUAL SHAREHOLDERS MEETING. ☐
PLEASE MARK, SIGN AND DATE THIS PROXY, AND RETURN IT IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE NECESSARY. THANK YOU

Pinnacle Financial Partners, Inc.	Form of Proxy—Page 2